Exhibit 10.1

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

GRAND TRAVERSE HOTEL PROPERTIES, LLC,

a Michigan limited liability company

AS SELLER

AND

THE PROCACCIANTI GROUP, LLC,

a Rhode Island limited liability company

AS PURCHASER

FOR

Hotel Indigo

263 West Grandview Parkway

Traverse City, Michigan

Dated as of March 8, 2018

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (the “Agreement”) is made as of the 8th day of March, 2018 (the “Effective Date”) by and between GRAND TRAVERSE HOTEL PROPERTIES, LLC, a Michigan limited liability company (“Seller”) and THE PROCACCIANTI GROUP, LLC, a Rhode Island limited liability company (“Purchaser”).

ARTICLE I

PURCHASE AND SALE

1.1          Agreement of Purchase and Sale. Subject to the terms and conditions hereinafter set forth, Seller agrees to sell and convey and Purchaser agrees to purchase the following:

(a)          that certain tract or parcel of land situated in Traverse City, Michigan, more particularly described on Exhibit A attached hereto and made a part hereof, together with all and singular the rights and appurtenances pertaining to such property, including, any right, title and interest of Seller in and to adjacent streets, alleys or rights-of-way (the property described in clause (a) of this Section 1.1 being herein referred to collectively as the “Land”);

(b)          the buildings, structures, fixtures and other improvements on the Land, including specifically, without limitation, that certain approximately 107 room hotel (the “Hotel”) located thereon having a street address of 263 West Grandview Parkway, Traverse City, Michigan (the property described in clause (b) of this Section 1.1 being herein referred to collectively as the “Improvements”);

(c)          all of Seller’s right, title and interest in and to all tangible personal property upon the Land or within the Improvements, including specifically, without limitation, appliances, furniture, carpeting, draperies and curtains, tools and supplies, books and records (including, but not limited to, to the extent the same may be transferred to Purchaser in accordance with applicable law, any personnel records and files (other than medical information), time cards, personnel policies and procedures, grievance files, labor relation files, employee arbitration decisions and awards files, witness statement files, affirmative action files and governmental orders relating to employee matters and any collective bargaining records (provided, however, that Seller may retain copies of all such records), any drawings, maps or surveys (to the extent they may be transferred without the consent of another party), guest ledger(s), non-proprietary computer software systems (including any non-proprietary property management and non-proprietary catering systems and all non-proprietary historical information, guest information, reservation rates, details of future bookings and other non-proprietary information within such systems), websites, Hotel phone and facsimile numbers, email accounts and addresses, equipment (including, without limitation, all telephone, television, video and other communications equipment), decorations, signage, artwork (excluding however, that certain fish mural located in the rooftop bar), sculptures, information and documents relating to the heritage and history of the Hotel and the Improvements, photographs, antiques, china, glassware, linens, silver, utensils, all vehicles (if any), and other items of personal property in all cases subject to (i) depletion, resupply, substitution, replacement and disposition in the ordinary course of business and (ii) the provisions of subparagraph (g), below, and the provisions of Exhibit G (the property described in this clause (c) of this Section 1.1 being herein referred to collectively as the “Personal Property”);

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(d)          all of Seller’s right, title and interest in and to that certain unrecorded Commercial Lease by and between Seller and Larned Family Chiropractic dated June 1, 2017 of a portion of the Improvements (the “Lease”);

(e)          all of Seller’s right, title and interest in and to: (i) those assignable contracts and agreements (collectively, the “Operating Agreements”) relating to the upkeep, repair, maintenance or operation of the Land, Improvements or Personal Property which will extend beyond the date of Closing (as such term is defined in Section 4.1 hereof), as listed on Exhibit B (the “Property Agreements Schedule”) attached hereto and made a part hereof, to the extent of those Operating Agreements Purchaser has elected to assume in writing, if any, as set forth in Purchaser’s Acceptance Notice (defined below) and those equipment leases listed on the Property Agreements Schedule, provided however, that Purchaser shall be required to assume non-cancellable agreements of Seller including, without limitation, the linens agreement, the printer agreement and the copier agreement; (ii) all assignable existing licenses (excluding liquor licenses, which will be transferred in accordance with Section 3.4, below), other warranties and guaranties (expressed or implied) issued to Seller in connection with the Improvements or the Personal Property as described on the Property Agreements Schedule, and, to the extent assignable without the consent of a third party, all plans, specifications, permits and certificates of occupancy, entitlements, governmental approvals and development rights relating to the Land and Improvements; and (iii) all transferable names, domain names, marks, logos and designs used in the operation or ownership of the Land, Improvements or the Personal Property, if any (the property described in this Section 1.1(e) being sometimes herein referred to collectively as the “Intangibles”);

(f)           subject to Exhibit G, all contracts or reservations for the use of guest rooms, ballroom and banquet facilities, conference facilities, meeting rooms or other facilities of the Hotel or located within the Improvements (“Bookings”);

(g)          subject to Exhibit G, (i) all food and beverages (subject to any legal restrictions pertaining to the sale or transfer of alcoholic beverages); (ii) inventory held for sale to Hotel guests and others in the ordinary course of business including all opened and unopened retail inventory in any Hotel gift shop, fitness center or any other area at the Hotel conducting retail sales by Seller or GCH Global Management, LLC (“Hotel Manager”) (collectively, “Retail Inventory”); (iii) engineering, maintenance and housekeeping supplies, including soap and cleaning materials, fuel and materials, stationery and printing items and supplies; and (iv) other supplies of all kinds, whether used, unused or held in reserve storage for future use in connection with the maintenance and operation of the Land, the Improvements or the Personal Property (including, but not limited to, soaps, toiletries and similar inventory in circulation), together with any additions thereto prior to Closing (defined below) and subject to depletion, resupply, substitution, replacement and disposition in the ordinary course of business (all of the foregoing being referred to herein as the “Consumable Inventory” and, to the extent contained in unopened boxes, bottles, jars or containers of any type in on-site or off-site storage as of the Closing Date (defined below), shall collectively be referred to as the “Unopened Inventory”); and

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(h)          subject to Section 9 of Exhibit G, Seller’s interest in the funds contained in “house banks” for the Hotel as of the Cut-Off Time (defined in Exhibit G), whether held in the name of Seller, the Hotel or the Hotel Manager and owned by Seller (collectively, the “House Bank Funds).”

1.2          Property Defined. The Land, the Improvements, the Personal Property, the Lease and the Intangibles are hereinafter sometimes referred to collectively as the “Property.”

1.3          Permitted Exceptions. The Property shall be conveyed subject to the matters which are, or are deemed to be, Permitted Exceptions pursuant to Article II hereof (herein referred to collectively as the “Permitted Exceptions”).

1.4          Purchase Price. Seller is to sell, and Purchaser is to purchase, the Property for a total of Twenty-Six Million Fifty Thousand and no/100 Dollars ($26,050,000.00) (the “Purchase Price”).

1.5          Payment of Purchase Price. The Purchase Price, as increased or decreased by prorations and adjustments as herein provided, shall be payable in full at Closing in cash by wire transfer of immediately available federal funds to a bank account designated by Title Company (as such term is defined in Section 1.6 hereof) in writing to Purchaser prior to the Closing. Said funds shall be so deposited on the Closing Date. There is no financing contingency with respect to the transaction contemplated by this Agreement.

1.6          Earnest Money. Within one (1) business day after the Effective Date, Purchaser shall deposit with Vanguard Title Insurance Agency, LLC, 2100 Coe Court, Auburn Hills, MI 48326, Attention: John Apostol, as agent for First American Title Insurance Company (the “Title Company” and “Escrow Agent”), the sum of Five Hundred Thousand and no/100 Dollars ($500,000.00) (the “Initial Deposit”) in good funds, either by certified bank or cashier’s check or by federal wire transfer. Within one (1) business day after the expiration of the Inspection Period, provided that this Agreement has not been validly terminated, Purchaser shall deposit with Escrow Agent an additional sum of Five Hundred Thousand and no/100 Dollars ($500,000.00) (the “Second Deposit”; the Initial Deposit and the Second Deposit as outstanding from time to time, together with all interest earned in while Escrow, are hereinafter referred to as the “Earnest Money”). The Escrow Agent shall hold the Earnest Money in an interest-bearing account in accordance with the terms and conditions hereof and any supplementary instructions executed by the parties pursuant to the provisions of Section 1.7 hereof. All interest accruing on such sums shall become a part of the Earnest Money and shall be distributed as Earnest Money in accordance with the terms of this Agreement. Upon the expiration of the Inspection Period, the Earnest Money shall be non-refundable to Purchaser except as expressly set forth in this Agreement. If Purchaser fails to deliver the Earnest Money to the Title Company within the time period specified above, Seller may, at its option, deliver written notice to the Escrow Agent terminating this Agreement and, if such termination is due to Purchaser’s failure to timely deposit the Second Deposit, the Earnest Money previously deposited (i.e., the Initial Deposit) shall be paid to Seller and neither party shall have any further rights, obligations, or liabilities hereunder except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Agreement. Time is of the essence for the delivery of Earnest Money under this Agreement.

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1.7          Delivery to Title Company. Upon mutual execution of this Agreement, the parties hereto shall deposit an executed copy of this Agreement with Escrow Agent and this Agreement shall (along with such supplementary instructions not inconsistent herewith as either party hereto may deliver to Title Company) serve as escrow instructions to Title Company for the consummation of the purchase and sale contemplated hereby. Seller and Purchaser agree to execute such additional escrow instructions as Title Company may reasonably require and which are not inconsistent with the provisions hereof; provided, however, that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of this Agreement shall control.

1.8          Independent Consideration. Notwithstanding any provision set forth in this Agreement to the contrary, One Hundred and no/100 Dollars ($100.00) of the Earnest Money shall be non-refundable in all events at any time prior to the Closing (the “Independent Consideration”) and is in addition to and independent of all other consideration provided in this Agreement and shall be paid directly to Seller upon deposit with the Escrow Agent. The Independent Consideration, however, shall be applicable to the Purchase Price at Closing.  Seller acknowledges that Purchaser will expend time, money and other resources in connection with the examination and investigation of the Property, and that, notwithstanding the fact that Purchaser may terminate this Agreement pursuant to its terms, such time, money and other resources expended, together with the payment of the Independent Consideration hereinabove described to be paid to Seller in the event of a termination of this Agreement, constitute good, valuable, sufficient and adequate consideration for Seller’s execution of and entry into this Agreement.

1.9          Allocation of Purchase Price. Seller and Purchaser hereby agree to negotiate in good faith to allocate the Purchase Price for the Hotel among the Land, Improvements and Personal Property for federal, state and local tax purposes. In the event that Seller and Purchaser are unable to agree upon an allocation prior to the date that is five (5) business days prior to the Closing Date, each party shall allocate the Purchase Price as it chooses in its sole discretion.

ARTICLE II

TITLE AND SURVEY

2.1          Title Examination; Commitment for Title Insurance. Seller shall obtain from the Title Company and deliver, to Purchaser, within fifteen (15) days after the Effective Date, a current title insurance report (the “Title Commitment”) covering the Property (which Title Commitment shall also include true, accurate and legible copies of all encumbrances and exceptions disclosed therein except for documents relating to Seller’s mortgage to be paid off at Closing). Purchaser shall have until the date that is ten (10) business days after delivery of both the Title Commitment and the Survey (the “Title Exam Deadline”), to review the Title Commitment and the Survey pursuant to Section 2.3 hereof.

2.2          Survey. Seller shall deliver to Purchaser, within five (5) days after the Effective Date, Seller’s most current survey of the Property (the “Survey”). Purchaser may, at its sole cost and expense, update and recertify the Survey or obtain a new survey.

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2.3          Title Objections; Cure of Title Objections. Purchaser shall have until the Title Exam Deadline to notify Seller, in writing, of such objections as Purchaser may have to any matter disclosed in the Title Commitment or the Survey. Other than the Monetary Exceptions (defined below) and subject to Section 2.4 below, any item contained in the Title Commitment or any matter shown on the Survey to which Purchaser does not object prior to the Title Exam Deadline shall be deemed a Permitted Exception. In the event Purchaser shall notify Seller of objections to title or to matters shown on the Survey prior to the Title Exam Deadline, Seller shall have the right, but not the obligation, to cure such objections. Within five (5) business days after receipt of Purchaser’s notice of objections, Seller shall notify Purchaser in writing whether Seller elects to attempt to cure such objections. Seller’s failure to respond within said five (5) business day period shall be deemed to be Seller’s election not to cure any such objections. If Seller timely elects to attempt to cure, and provided that Purchaser shall not have terminated this Agreement in accordance with Section 3.2 hereof, Seller shall have until the date of Closing to attempt to remove, satisfy or cure the same and for this purpose Seller shall be entitled to a reasonable adjournment of the Closing if additional time is required, but in no event shall the adjournment exceed forty-five (45) days after the date for Closing set forth in Section 4.1 hereof. If Seller elects not to cure any objections specified in Purchaser’s notice, or if Seller is unable to effect a cure prior to the Closing (or any date to which the Closing has been adjourned), Purchaser shall have the following options: (i) to accept a conveyance of the Property subject to the Permitted Exceptions, specifically including any matter objected to by Purchaser which Seller is unwilling or unable to cure, and without reduction of the Purchase Price; or (ii) to terminate this Agreement by sending written notice thereof to Seller, and upon delivery of such notice of termination, this Agreement shall terminate and the Earnest Money shall be returned to Purchaser, and thereafter neither party hereto shall have any further rights, obligations or liabilities hereunder except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Agreement. If Seller notifies Purchaser that Seller does not intend to attempt to cure any title objection; or if, having commenced attempts to cure any objection, Seller later notifies Purchaser that Seller will be unable to effect a cure thereof, Purchaser shall, within five (5) business days after such notice has been given, notify Seller in writing whether Purchaser shall elect to accept the conveyance under clause (i) or to terminate this Agreement under clause (ii). Purchaser’s failure to respond within said five (5) business day period shall be deemed to be Purchaser’s election to accept the conveyance under clause (i) above. Notwithstanding anything to the contrary herein contained, and whether or not objected to by Purchaser as set forth above, Seller covenants and agrees that at or prior to Closing, Seller shall cause the following (the “Monetary Exceptions”) to be removed from title or cause the Title Company to insure against the following: (a) pay in full and cause to be canceled and discharged or otherwise discharge or cause the Title Company to insure over, whether by bond or indemnity of the Title Company by Seller, as liens against the Property all mechanics’, materialmen’s and contractors’ liens which encumber the Property as a result of the actions of Seller or its agents or contractors, any and all judgment liens against Seller and other monetary liens, (b) pay in full and cause to be released all mortgages or other collateral financing interests against the Property caused by, through or under Seller, and (c) pay in full all past due ad valorem taxes and assessments constituting a lien against the Property. In no event shall any Monetary Exception be deemed a Permitted Exception.

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2.4          Conveyance of Title. At Closing, Seller shall convey and transfer to Purchaser such title to the Property as will enable the Title Company to issue to Purchaser an ALTA extended coverage Owner’s Policy of Title Insurance (the “Title Policy”) covering the Property, in the full amount of the Purchase Price subject only to the Permitted Exceptions, and, if a pro forma Title Policy (a “Proforma”) is obtained by Purchaser from the Title Company prior to the expiration of the Inspection Period, the Title Policy shall be in the form of the Proforma. Notwithstanding anything contained herein to the contrary, the Property shall be conveyed subject to the following matters, which shall be deemed to be Permitted Exceptions:

(a)          the lien of all ad valorem real estate taxes and assessments not yet due and payable as of the date of Closing, subject to adjustment as herein provided;

(b)          liens, encumbrances or other items caused or created by Purchaser;

(c)          local, state and federal laws, ordinances or governmental regulations, including but not limited to, building and zoning laws, ordinances and regulations, now or hereafter in effect relating to the Property;

(d)          the interest of tenants, as tenants only, under unrecorded leases;

(e)          matters set forth on the recorded plat for the Land; and

(f)           items appearing of record or shown on the Survey and, in either case, not objected to by Purchaser or waived or deemed waived by Purchaser in accordance with Sections 2.3 or 2.5 hereof.

2.5          Pre-Closing “Gap” Title Defects. Whether or not Purchaser shall have furnished to Seller any notice of title objections pursuant to the foregoing provisions of this Agreement, Purchaser may, within ten (10) days after receipt thereof, but in all events prior to Closing, notify Seller in writing of any objections to title first raised by the Title Company or shown on Purchaser’s update to the Survey and disclosed to Purchaser. With respect to any objections set forth in such notice, Seller shall have the same option to cure and Purchaser shall have the same option to accept title subject to such matters or to terminate this Agreement as those which apply to any notice of objections made by Purchaser pursuant to 2.3 above. If Seller elects to attempt to cure any such matters, the date for Closing shall be automatically extended by a reasonable additional time to effect such a cure, but in no event shall the extension exceed forty-five (45) days after the date for Closing set forth in Section 4.1 hereof.

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ARTICLE III

INSPECTION PERIOD

3.1          Right of Inspection. During the period beginning upon the Effective Date and ending at 5:00 p.m. (local time at the Property) on the date which is forty-five (45) days after the Effective Date (such period is hereinafter referred to as the “Inspection Period”), Purchaser shall have the right to make a physical inspection of the Property and to examine at such place or places at the Property, in the offices of the Hotel Manager or elsewhere as the same may be located, any operating files maintained by Seller or its manager in connection with the leasing, maintenance and/or management of the Property, including, without limitation, the Lease, lease files, the Operating Agreements, insurance policies, bills, invoices, receipts and other general records relating to the income and expenses of the Property, correspondence, surveys, plans and specifications, warranties for services and materials provided to the Property, environmental audits and similar materials, but excluding materials not directly related to the leasing, maintenance and/or management of the Property such as, without limitation, Seller’s internal memoranda, financial projections, development budgets, appraisals, income tax records and other proprietary or confidential information. In addition to the foregoing, Seller shall deliver or make available to Purchaser, for Purchaser’s review, to the extent in Seller’s possession or reasonable control, financial and operating statements for the Property, including any (i) off-balance sheet liabilities not appearing in the most recent financial statements (including the notes thereto); (ii) any auditors’ reports, management letters and management responses, and management letters from auditors, or accountants; and (iii) any operating and capital expenditure budget for the Property. Subject to Article X hereof, Seller shall also deliver to Purchaser a list of all employees of the Hotel, including their positions, their salary status and their status as full-or part-time employees. All documents or other records described in this Section 3.1 which Seller is to deliver to Purchaser, or to which Purchaser is otherwise given access, shall be delivered by Seller to Purchaser by online access to an electronic data room (the “Data Room”) or by making them available at the Property no later than five (5) business days following the Effective Date. Purchaser understands and agrees that any on-site inspections of the Property shall be conducted upon at least twenty-four (24) hours’ prior written notice to Seller, which may be given by e-mail, and in the presence of Seller or its representative. Such physical inspection shall not unreasonably interfere with the use of the Property by Seller or its hotel guests nor shall Purchaser’s inspection damage the Property in any respect. Such physical inspection shall not be invasive in any respect unless Purchaser obtains Seller’s prior written consent, which consent may be withheld in Seller’s sole and absolute discretion; provided, however, that if Purchaser obtains a Phase I Environmental Impact Study report that recommends a Phase II Environmental Impact Study, Purchaser shall request Seller’s consent thereto which request shall include a copy of the Phase I report including such recommendation as well as a scope of work for any Phase II testing, Seller’s consent shall not be unreasonably withheld, conditioned or delayed; provided however, Seller may deny or condition its consent upon such testing not violating the due care plan for the Property or impacting the remedial measures which are in place for the Property, including, without limitation, piercing the liner underneath the surface of the Land. All physical inspections shall be conducted in accordance with standards customarily employed in the industry and in compliance with all governmental laws, rules and regulations. Following each entry by Purchaser with respect to inspections and/or tests on the Property, Purchaser shall restore the Property to a condition which is as near as possible to its original condition as existed prior to any such inspections and/or tests, ordinary wear and tear excepted. Seller shall cooperate with Purchaser in its due diligence but shall not be obligated to incur any liability or expense in connection therewith. Purchaser shall not unreasonably disrupt Seller’s activities on the Property. Purchaser agrees to indemnify against and hold Seller harmless from any claim for liabilities, costs, expenses (including reasonable attorneys’ fees actually incurred) damages or injuries arising out of or resulting from the inspection of the Property by Purchaser or its agents, and notwithstanding anything to the contrary in this Agreement, such obligation to indemnify and hold harmless Seller shall survive Closing or any termination of this Agreement; provided, however, that, Purchaser’s indemnity hereunder shall not include any liabilities, losses, costs, damages or expenses to the extent resulting from the gross negligence or willful misconduct of Seller, or the mere discovery of any pre-existing condition of the Property. All inspections shall occur at reasonable times agreed upon by Seller and Purchaser. Prior to Purchaser entering the Property to conduct the inspections and/or tests described above, Purchaser shall obtain and maintain, at Purchaser’s sole cost and expense, and shall deliver to Seller evidence of, the following insurance coverage, and shall cause each of its agents and contractors to obtain and maintain, and, upon request of Seller, shall deliver to Seller evidence of, the following insurance coverage: general liability insurance, from an insurer reasonably acceptable to Seller, in the amount of One Million and No/100 Dollars ($1,000,000.00) combined single limit for personal injury and property damage per occurrence, such policy to name Seller as an additional insured party, which insurance shall provide coverage against any claim for personal liability or property damage caused by Purchaser or its agents, employees or contractors in connection with such inspections and/or tests.

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3.2          Right of Termination. Seller agrees that in the event Purchaser determines (such determination to be made in Purchaser’s sole discretion and for any or no reason) that the Property is not suitable for its purposes, Purchaser shall have the right to terminate this Agreement by giving written notice thereof to Seller prior to the expiration of the Inspection Period. If Purchaser gives such notice of termination or fails to deliver an Acceptance Notice (defined below) on or before the expiration of the Inspection Period, this Agreement shall terminate, and the Earnest Money shall be promptly returned to Purchaser subject to the terms of this Agreement. Time is of the essence with respect to the provisions of this Section 3.2. If Purchaser gives Seller written notice that Purchaser has elected to proceed with the transaction contemplated herein (an “Acceptance Notice”) on or before the expiration of the Inspection Period, Purchaser shall no longer have any right to terminate this Agreement under this Section 3.2 and (subject to the provisions of Section 2.5 hereof and except as expressly provided otherwise in this Agreement), shall be bound to proceed to Closing and consummate the transaction contemplated hereby pursuant to the terms of this Agreement. Purchaser shall notify the Seller in Acceptance Notice of which Operating Agreements Purchaser elects not to assume under the assignment described in Section 4.2(c), below. Purchaser’s failure to so notify Seller shall be deemed to constitute Purchaser’s election to assume all Operating Agreements; provided, however, that Seller shall have no obligation to terminate and Purchaser shall in all events be obligated to assume each Operating Agreement which cannot be terminated, or which can only be terminated upon payment of a penalty or fee. If Purchaser timely delivers written notice to Seller requesting that one or more Operating Agreements be terminated, Seller shall, cause such Operating Agreements to be terminated on or before Closing.

3.3          Franchise and Management. Purchaser covenants that within seven (7) days after the Effective Date it shall, at its sole cost and expense (excluding, however, any termination or liquidated damage amounts payable in connection with the termination of the Existing Franchise Agreement (defined below), which sums, if any, shall be payable by Seller), apply for and pursue the granting thereof with due diligence, a new franchise agreement for the operation of the Property from Holiday Hospitality Franchising, Inc. (“Franchisor”), to be effective should the Closing occur, in form and content acceptable to Purchaser in its sole and absolute discretion (“New Franchise Agreement”). Purchaser shall deliver to Seller written notice certifying that Purchaser is submitting, simultaneously with such notice, such application to Franchisor. Seller shall assist Purchaser with its efforts to obtain such New Franchise Agreement but shall not be responsible for any costs or expenses in connection therewith, except as described above.

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3.4          Liquor License. Purchaser covenants that within ten (10) days after the Effective Date it shall, at its sole cost and expense, apply for and pursue the granting thereof with due diligence, the transfer of the Property’s liquor license from Seller to Purchaser, together with an application for a conditional license, or the issuance of a new liquor license to Purchaser from the State of Michigan. Seller shall use reasonable commercial efforts in cooperating with Purchaser’s efforts in connection with such application provided that, such cooperation of Seller (i) shall not create any potential liability for Seller, and (ii) shall be at no material cost or expense to Seller. Seller’s cooperation will include, among other things, signing application forms and submitting to investigation by the Michigan Liquor Control Commission. Purchaser shall deliver to Seller written notice certifying that Purchaser is submitting, simultaneously with such notice, its application for such liquor license to the State of Michigan. Purchaser agrees to pay all fees, charges, and related costs in connection with the transfer of the existing liquor license, securing a conditional license, or obtaining a new license (excluding any such costs which arise from Seller’s activities at the Property prior to Closing). Purchaser shall notify Seller promptly after: (i) obtaining a conditional liquor license from the State of Michigan or satisfying all conditions to obtaining a conditional liquor license, except for providing a copy of the deed to the State (an “Incomplete License”), or (ii) denial thereof by the State of Michigan.

ARTICLE IV

CLOSING

4.1          Time and Place. The parties shall conduct an escrow closing (the “Closing”) on a date selected by Purchaser on or before the date which is not earlier than thirty (30) and not later than forty-five (45) days after the earlier of: (i) the expiration of the Inspection Period, or (ii) the Purchaser’s delivery of an Acceptance Notice (the “Closing Date”). In the event the Closing does not occur on or before the Closing Date, the Escrow Agent shall, unless it is notified by both Seller and Purchaser to the contrary within three (3) days after the Closing Date, return to the depositor thereof items, other than the Earnest Money, which were deposited hereunder; any such return shall not, however, relieve either party of any liability it may have under this Agreement for its wrongful failure to close. At Closing, Seller and Purchaser shall perform the obligations set forth in, respectively, Section 4.2 hereof and Section 4.3 hereof, the performance of which obligations shall be concurrent conditions.

4.2          Seller’s Obligations at Closing. At Closing, Seller shall deliver to the Title Company:

(a)          a duly executed covenant deed (the “Deed”), in the form of Exhibit C conveying the Land and Improvements, subject only to the Permitted Exceptions;

(b)          two (2) duly executed counterparts of a bill of sale in the form of Exhibit D attached hereto;

(c)          four (4) duly executed counterparts of an assignment and assumption agreement as to the Lease, Operating Agreements Purchaser has elected to assume under Section 3.2, above, Warranties and other Intangibles, including those warranties and guaranties listed on the Property Agreement Schedule, in the form of Exhibit E attached hereto; provided that, in the event any assignable warranty or guaranty requires the consent or action of a third party, Seller shall not be required to obtain such consent or pay any consideration for the transfer thereof but Seller and Purchaser shall use diligent efforts to obtain a written consent of each such third party, in the form attached hereto as Exhibit H;

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(d)          a duly executed Property Transfer Affidavit, in the form required by Michigan law;

(e)          the Interim Agreement if required under Section 3.4;

(f)           such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Seller;

(g)          a duly executed counterparts of an affidavit by Seller stating that Seller is not a “foreign person” as defined in the Federal Foreign Investment in Real Property Tax Act of 1980 and the 1984 Tax Reform Act in the form of Exhibit F attached hereto;

(h)          the Operating Agreements and licenses and permits (excluding any liquor license), if any, in the possession of Seller or Seller’s agents;

(i)           two (2) duly executed originals of a notice in the form of Exhibit J attached hereto, one of which Purchaser shall send to the tenant under the Lease informing said tenant of the sale of the Property and of the assignment to Purchaser of Seller’s interest in, and obligations under, the Lease (including, if applicable, any security deposit);

(j)           An owner’s affidavit as reasonably required by the Title Company in connection with the issuance of the Title Policy with extended coverage in the form of the Proforma including a so-called “gap” indemnity in a form acceptable to Seller and the Title Company in order to cause the release of the Purchase Price to Seller and Title Company’s deletion of the general or standard exceptions (except those exceptions relating to matters requiring an existing survey) and irrevocable and unconditional commitment to issue the Title Policy prior to recordation of the Deed;

(k)          two (2) originals of a certificate, dated as of the date of Closing and executed on behalf of Seller by a duly authorized officer thereof, stating that the representations and warranties of Seller contained in Section 5.1 of this Agreement are true and correct in all material respects as of the date of Closing (with appropriate modifications of those representations and warranties made in Section 5.1 hereof to reflect any changes therein including, without limitation, any changes resulting from actions under Section 5.4(b) hereof) or identifying any representation or warranty which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change.  The occurrence of a change which is not permitted under this Agreement shall constitute the non-fulfillment of the condition set forth in Section 4.7(b) hereof; if, however, despite changes or other matters described in such certificate, the Closing occurs, Seller’s representations and warranties set forth in this Agreement shall be deemed to have been modified by all statements made in such certificate.

(l)           written evidence of the termination of that certain Hotel Management Agreement by and between Seller and Hotel Manager dated May 15, 2017 (the “Hotel Management Agreement”), duly executed by Seller and Hotel Manager, and written evidence of the termination of the Existing Franchise Agreement, duly executed by Franchisor and Seller; and

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(m)         such additional documents as shall be reasonably required to consummate the transaction expressly contemplated by this Agreement.

At the Closing, Seller shall deliver to Purchaser possession and occupancy of the Property, subject to the Permitted Exceptions. Purchaser shall cooperate with Seller for a period of three (3) years after the Closing in case of Seller’s need in response to any legal requirements, tax audits, tax return preparation or litigation threatened or brought against Seller, by allowing Seller and its agents or representatives access, upon reasonable advance notice (which notice shall identify the nature of the information sought by Seller) and execution of an appropriate confidentiality agreement and insurance and indemnity agreement by Seller, at all reasonable times and upon reasonable conditions (which shall not include payment of any fees except for Seller’s reimbursement of out-of-pocket costs of Purchaser) to examine and make copies of any and all instruments, files and records relating to the period of time prior to Closing, which right shall survive the Closing.

4.3          Purchaser’s Obligations at Closing. Prior to 3:00 p.m. Eastern Time on the Closing Date, Purchaser shall deliver to the Title Company the full amount of the Purchase Price (less the Earnest Money), as increased or decreased by prorations and adjustments as herein provided, by wire transfer of immediately available US federal funds pursuant to Section 1.5 hereof, it being agreed that at Closing the Earnest Money shall be delivered to Seller and applied towards payment of the Purchase Price. Not later than one (1) business day prior to Closing, Purchaser shall deliver to Title Company:

(a)          four (4) duly executed counterparts of the instruments described in Sections 4.2(b) and 4.2(c) hereof;

(b)          the Interim Agreement if required under Section 3.4;

(c)          such additional documents as shall be reasonably required to consummate the transaction expressly contemplated by this Agreement; and

(d)          such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Purchaser.

4.4          Title Company’s Obligations at Closing. At Closing, Title Company shall:

(a)          at such time as Title Company holds and is irrevocably obligated to deliver the Purchase Price to Seller, record the Deed with the Register of Deeds of Grand Traverse County, Michigan;

(b)          be irrevocably and unconditionally committed to deliver the Title Policy to Purchaser;

(c)          deliver to Seller the Purchase Price (plus or minus applicable prorations and adjustments set forth herein) by wire transfer of immediately available federal funds to a bank account designated by Seller in writing to Title Company prior to the Closing;

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(d)          deliver to Seller and Purchaser two (2) fully executed counterparts of the instruments described in Sections 4.2(b) and 4.2(c) and, if required, 4.2(e) hereof and deliver to Purchaser those items described in Sections 4.2(h), 4.2(i) and 4.2(k) hereof; and

(e)          deliver to Seller and Purchaser settlement statements prepared by Title Company and approved by Seller and Purchaser not less than two (2) business days prior to the Closing.

4.5          Credits and Prorations. All items of income and expense for the Property shall be prorated at Closing pursuant to the procedures set forth on Exhibit G, attached hereto.

4.6          Closing Costs. Seller shall pay (a) the fees of any counsel representing it in connection with this transaction, (b) one-half (1/2) of any escrow fee which may be charged by Title Company, (c) the premium for the Title Policy, but not the cost to remove the standard exceptions or endorsements, (d) all applicable State, County and City transfer taxes, and (e) all costs and expenses associated with the termination of the Hotel Management Agreement and the Existing Franchise Agreement. Purchaser shall pay (t) the fees of any counsel representing Purchaser in connection with this transaction, (u) the cost to remove the standard exceptions to the Title Policy and any endorsements thereto, (v) the cost of the any update or recertification of the Survey, (w) the fees for recording the Deed, (x) one-half (1/2) of any escrow fees charged by Title Company and (y) all sales tax, if any, on the sale of the Personal Property (or any part thereof). All other costs and expenses incident to this transaction and the closing thereof shall be paid by the party incurring same, or if any such cost or expense is incidental to this transaction and not directly incurred by a party hereunder, then in accordance with custom in the County in which the Property is located (“County Custom”). All bulk sales taxes shall be paid by Seller or escrowed from Seller’s proceeds at Closing until a final determination by the State of Michigan is made.

4.7          Conditions Precedent to Obligation of Purchaser. The obligation of Purchaser to consummate the transaction hereunder shall be subject to the fulfillment on or before the date of Closing of all of the following conditions, any or all of which may be waived by Purchaser, in writing, in its sole discretion:

(a)          Seller shall have delivered to Purchaser or Escrow Agent all of the items required to be delivered to such party pursuant to Section 4.2 hereof.

(b)          All of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the date of Closing.

(c)          Seller shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Seller as of the date of Closing.

(d)          Seller shall have made reasonable commercial efforts to deliver to Purchaser within two (2) business days after Seller’s receipt thereof, if so received, an original Tenant Estoppel duly completed and executed by the tenant under the Lease. The foregoing condition shall not be applicable in the event that Seller terminates the Lease as permitted under Section 5.4(c) hereof.

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(e)          Title Company shall be irrevocably and unconditionally committed to issue the Title Policy to Purchaser, and, if a Proforma is obtained by Purchaser from the Title Company prior to the expiration of the Inspection Period, the Title Policy shall be in the form of the Proforma.

(f)           The Hotel Management Agreement shall have been terminated at no cost or expense to Purchaser.

(g)          Franchisor shall have consented to the sale of the Hotel to Purchaser or the Purchaser and Franchisor shall have executed the New Franchise Agreement and that certain Franchise Agreement by and between Seller and Franchisor dated July 30, 2010 (the “Existing Franchise Agreement”) shall have been terminated.

4.8          Conditions Precedent to Obligation of Seller. The obligation of Seller to consummate the transaction hereunder shall be subject to the fulfillment on or before the date of Closing of all of the following conditions, any or all of which may be waived by Seller in its sole discretion:

(a)          Purchaser shall have deposited the Purchase Price with Escrow Agent, as adjusted pursuant to and payable in the manner provided for in this Agreement.

(b)          Purchaser shall have delivered to Seller or Title Company all of the items required to be delivered to such party pursuant to the terms of this Agreement including, but not limited to those provided in Section 4.3 hereof.

(c)          All of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the date of Closing.

(d)          Purchaser shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Purchaser as of the date of Closing.

(e)          Franchisor shall have consented to the sale of the Hotel to Purchaser or the Purchaser and Franchisor shall have executed the New Franchise Agreement and the Existing Franchise Agreement shall have been terminated.

(f)           Purchaser shall have obtained a conditional, unconditional liquor license or Incomplete License pursuant to Section 3.4 hereof.

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ARTICLE V

REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1          Representations and Warranties of Seller. Seller hereby makes the following representations and warranties to Purchaser as of the Effective Date and again as of the Closing Date:

(a)          Organization and Authority. Seller is validly existing under the laws of the State of Michigan. Seller has the full right, power and authority to enter into this Agreement and, to transfer all of the Property to be conveyed by Seller pursuant hereto and to consummate or cause to be consummated the transactions contemplated herein to be made by Seller. The person signing this Agreement on behalf of Seller is authorized to do so.

(b)          Pending Actions. Seller has not been served as a party to any action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding against Seller or the Property, or, to Seller’s knowledge, threatened which, if adversely determined, could individually or in the aggregate have a material adverse effect on the title to the Property or which could in any material way interfere with the consummation of the transaction contemplated by this Agreement.

(c)          OFAC. Seller represents and warrants that (a) Seller and, to Seller’s actual knowledge, each person or entity owning an interest in Seller is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, and (iii) not an Embargoed Person (as hereinafter defined), (b) to Seller’s actual knowledge, none of the funds or other assets of Seller constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person, and (c) to Seller’s actual knowledge, no Embargoed Person has any interest of any nature whatsoever in Seller (whether directly or indirectly). The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., the Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder.

(d)          No Breach. The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated herein will not: (i) result in a breach or acceleration of or constitute a default or event of termination under the provisions of any agreement or instrument by which the Property is bound or affected which would have a material adverse impact on the ownership and operation of the Property by Purchaser; or (ii) result in the creation or imposition of any lien, charge or encumbrance, against the Property or any portion thereof.

(e)          Leases. Other than the Lease, there are no leases or other occupancy agreements encumbering the Property. To Seller’s knowledge, the copy of the Lease delivered by Seller to Purchaser is true, complete and correct in all material respects.

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(f)           No Violations. Seller has not received any written notification from any governmental or public authority or any insurance company that carries any of Seller’s insurance with respect to the Property, that the Property is in material violation of any applicable laws, licenses or permits where such violation remains outstanding, and to Seller’s knowledge, the Property is not in material violation of any applicable law, license or permit where such violation remains outstanding and would have a material adverse effect on the Property as currently operated.

(g)          Condemnation. Seller has received no written notice of any pending condemnation proceedings relating to the Property, and to Seller’s knowledge, no condemnation is threatened or contemplated.

(h)          Foreign Person. Seller is not a “foreign person” as defined in Internal Revenue Code Section 1445 and the regulations issued thereunder.

(i)           Insolvency. No petition has been filed by Seller and to Seller’s knowledge, no petition has been filed against Seller, under the federal bankruptcy code or any similar state or federal law.

(j)           Operating Agreements and Equipment Leases. To Seller’s actual knowledge, the lists of Operating Agreements, set forth on the Property Agreements Schedule are true, correct and complete, and such documents have not been materially modified or materially amended, except as shown in such list, and Seller has delivered true, correct and complete copies of all such documents to Purchaser (which shall include submission to the Data Room).

(k)          Bookings. Schedule 5.1(j) sets forth a correct list, in all material respects, of all Bookings for the Hotel as of the Effective Date.

(l)           Employees. On the date hereof Seller employs in the operation of the Property thirty (38) full time employees, fourteen (14) part-time employees and three (3) on-call employees (collectively, the “Employees”). The list of Employees is, to Seller’s actual knowledge, true and correct in all material respects. Neither Seller nor Hotel Manager is a party to any union contract or collective bargaining agreement applicable to the Employees. To Seller’s actual knowledge, there are no labor or employment strikes, boycotts, picketing or other union organizing activities currently in progress against Seller or the Property. Seller has not received written notice from any governmental authority relating to unfair labor proceedings, strikes or other employee-related complaints pending or threatened with respect to the Property.

(m)         Financials. The operating statements provided to Purchaser by Seller pursuant to Section 3.1 hereof (the “Financial Statements”) to Seller’s actual knowledge, accurately set forth the financial results of operation of the Hotel.

(n)          Vouchers. A list of outstanding Vouchers is set forth in Schedule G, and Seller shall provide Purchaser with an updated list of outstanding Vouchers concurrently with the delivery of the Preliminary Statement.

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(o)          No Defaults. Seller has not received any written notice of any default and has no actual knowledge of any fact or circumstance which could, with the giving notice and/or passage of time, become a default, on the part of Seller under the Operating Agreements (which default has not subsequently been waived or remedied in all material respects) which would materially and adversely affect the Property. Seller has not received any written notice of any default and has no actual knowledge of any fact or circumstance which could, with the giving notice and/or passage of time, become a default, suspension, revocation, cancellation or termination from any governmental authority (which, in the case of any such notice, has not been waived, reinstated, reissued or otherwise remedied) of any assignable license or permit required in connection with the operation of the Property which would materially and adversely affect the operation of the Property.

5.2          Knowledge Defined. References to the “knowledge” or “actual knowledge” of Seller shall refer only to the actual knowledge of Gehad Hadidi (the “Designated Agent”), the asset manager of the Seller, without any duty of inquiry and shall not be construed, by imputation or otherwise, to refer to the knowledge of Seller, or any affiliate of Seller, to any manager, or to any other officer, agent, manager, representative or employee of Seller or any affiliate thereof or to impose upon such Designated Agent any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains except as described in this Section.

5.3          Survival, Limitations on Liability and Indemnity. The representations and warranties of Seller in Section 5.1 of this Agreement, shall survive the Closing for a period of six (6) months at which time such representations and warranties shall terminate in all respects unless written notice of any such breach has been delivered to Seller prior to such date. From and after the Closing, subject to the limitations set forth in this Section, Seller shall indemnify and hold the Purchaser, its affiliates, members and partners, and the partners, shareholders, officers, directors, employees, representatives and agents of each of the foregoing (collectively, “Purchaser Related Entities”) harmless from and against any and all actual, out-of-pocket costs, fees, expenses, damages, deficiencies, interest and penalties (including, without limitation, reasonable attorneys’ fees and disbursements) suffered or incurred by any such indemnified party in connection with any and all losses, liabilities, claims, damages and expenses (“Losses”), arising out of, or in any way relating to, any breach of any representation or warranty of the Seller contained in Section 5.1 of this Agreement or in any document delivered by Seller in connection with the Closing. Notwithstanding the foregoing, Seller shall have no liability for a breach of any representation or warranty contained herein in the event that: (i) Purchaser, its employees or attorneys knew that such representation or warranty was inaccurate prior to Closing or (ii) the Tenant Estoppel Certificate (if delivered to Purchaser prior to Closing) or any document or report furnished to Purchaser, its employees, attorneys or consultants, and, as to consultants only, to the extent such document or report is in the realm of their area of expertise, shall have disclosed that such representation or warranty was inaccurate prior to Closing or (iii) to the extent any breach is caused, in whole or part, due to the neglect or actions of Purchaser or a Purchaser Related Entity. No claims shall be made for a breach of a representation or warranty by Seller hereunder until the aggregate amount of all such claims shall exceed Twenty-Five Thousand Dollars ($25,000), in which event Seller shall be liable for the full amount of all such claims; provided that in no event shall Seller be liable for any breach of representations or warranties herein in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate. The provisions of this Section 5.3 shall survive the Closing.

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5.4          Covenants of Seller. Seller hereby covenants with Purchaser as follows:

(a)          From and after the Effective Date hereof until the Closing or earlier termination of this Agreement, Seller shall operate and maintain the Property in a manner generally consistent with the manner in which Seller has operated and maintained the Property prior to the date hereof, including, without limitation, maintaining Seller’s existing insurance coverage with respect to the Property.

(b)          From the expiration of the Inspection Period until the Closing or earlier termination of this Agreement, Seller shall not enter into any new lease, operating agreement, construction contract or equipment lease affecting the Property or any amendment, modification, supplement, extension, or termination of the Lease or any Operating Agreement or equipment lease (each, “New Business”) outside of the ordinary course of its business which cannot be terminated at Closing without penalty, without first obtaining Purchaser’s prior written consent to the same, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that any New Business in a contract amount exceeding $10,000 that is not fully paid by Seller prior to Closing, shall require Purchaser’s prior written consent, which may be granted or withheld in Purchaser’s sole and absolute discretion. Purchaser agrees to notify Seller in writing within five (5) business days after its receipt thereof of either its approval or disapproval of such matter; in the event Purchaser fails to notify Seller in writing of its approval or disapproval within the five (5) business day time period for such purpose set forth above, such failure shall be deemed the approval by Purchaser.

(c)          Seller shall have the right to terminate the Lease at any time. If not so terminated, Seller shall use its best efforts to obtain, from the tenant under the Lease, and deliver to Purchaser prior to Closing, a duly-executed written estoppel certificate, materially in the form set forth on Exhibit I, attached hereto or such other commercially reasonable form agreed to by Tenant.  A signed certificate is referred to herein as a “Tenant Estoppel.”

(d)          In order to enable Purchaser (or its affiliates or any assignees of the same) to comply with reporting requirements, Seller consents to Purchaser (or its agents, representatives, auditor or accountants (the “Auditors”)) performing a full audit of the Property and all financial matters associated with the same, including without limitation, an audit in compliance with SEC Rule 3-05 and/or SEC Rule 3-14 of Regulation S-X or such other SEC rules or requirements (the “Audit”). In connection with the Audit, Seller agrees to provide Purchaser and the Auditors access to and copies of such records, documents, ledgers, bank statements and any other information in addition to those materials described in Section 3.1, including without limitation, Seller’s most current financial statements relating to the financial operation of the Property for the current fiscal year and, the two (2) most recent pre-acquisition full fiscal years (or portions thereof if the Hotel has been operating for less than two years), support for the Audit of fixed assets, construction costs, basis, and any other financial matters relating to the Property (the “Financial Records”). In connection with the Audit, prior to the Closing, Seller shall allow Auditors access to the Hotel and the Property with reasonable workspace accommodations to the extent available, to conduct such Audit, and access to such documents and records required by such Auditors and will cooperate with any Auditors of Purchaser. In addition, for a period of two (2) years after the Closing, Seller shall continue to be obligated to promptly provide to Purchaser any additional Financial Records requested by the Auditors relating to the period prior to Closing. Seller’s actual out-of-pocket costs and expenses incurred in connection with the Audit plus reimbursement for the time spent for in-house parties of Seller shall be reimbursed by Purchaser in an amount up to Twenty-Five Thousand Dollars ($25,000) at hourly rates based upon the current rates of pay for Seller’s employees involved in the Audit. Any time or expenses incurred in excess of $25,000 must be approved in advance by Purchaser. Seller understands that certain of the Financial Records may be included in filings required to be made by Purchaser (or its affiliates or any assignees of the same) with the U.S. Securities and Exchange Commission. This Section 5.4(d) shall survive Closing.

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(e)          Until the Closing or earlier termination of this Agreement, Seller shall advise Purchaser in writing of any written notice Seller receives from any governmental authority relating to the material violation of any law or ordinance regulating the condition or use of the Property.

(f)           From the Effective Date hereof until the Closing or earlier termination of this Agreement, without the prior consent of Purchaser, which may be withheld in Purchaser’s sole discretion, Seller shall not enter into any collective bargaining agreements.

(g)          From and after the Effective Date through and including the Closing Date or until the earlier termination of this Agreement, Seller shall not, without the prior consent of Purchaser, commence, settle any claim, suit, action, litigation, arbitration or other similar matter (including employment related matters) that would materially and adversely affect, or otherwise be binding on, Purchaser or the Property from and after the Closing Date.

(h)          From the Effective Date hereof until the Closing or earlier termination of this Agreement, Seller shall not accept any bookings or reservations for guest, conference, meeting or banquet rooms or other facilities at the Hotel other than in the ordinary course of Seller’s business; provided, however, that Seller shall not issue any Vouchers or “comps” during such period redeemable for periods after Closing if, as a result of such issuance, the value of all such outstanding Vouchers and “comps”, as of the Closing Date, exceeds $10,000.

(i)           Commencing three (3) business days prior to Closing, Seller shall allow, and shall cause Hotel Manager to allow, Purchaser reasonable access to the Hotel to start setting up Purchaser’s office systems in anticipation of the transition of the Hotel to future operation by Purchaser; provided, however, that in no event shall Purchaser’s access or related actions interfere, in any material respect, with the management or operation of the Hotel.

(j)           Commencing five (5) business days prior to the Closing Date, Purchaser may conduct interviews and evaluate employment applications of those parties who may seek employment at the Property following Closing, and Seller shall reasonably cooperate with Purchaser’s efforts to conduct such interviews, including, allowing Purchaser access to reasonable meeting space to conduct such interviews in such a manner as to reasonably maintain Employee privacy.  In addition, with respect to the Hotel’s General Manager, Director of Finance or Controller, Director of Sales and Marketing and Director of Human Resources (or the equivalent of each of the foregoing) (the “Key Employees”), Seller acknowledges and agrees that Purchaser shall have the right to interview such Key Employees during and after the expiration of the Inspection Period, provided that Seller shall have the right to have a representative present at such interviews, and Seller shall reasonably cooperate with Purchaser’s efforts to conduct such interviews of such Key Employees.

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(k)          Seller shall use commercially reasonable efforts to cause the both Hotel Management Agreement and the Existing Franchise Agreement to be terminated, at Seller’s sole cost and expense, at Closing.

(l)           Seller shall file a Request for Tax Clearance Application (Form 5156) with the Michigan Department of Treasury within two (2) business days after the expiration of the Inspection Period and promptly deliver a copy of the certificate or notice of estimated tax liability issued by the State of Michigan to Purchaser.

5.5          Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller:

(a)          Organization and Authority. Purchaser has been duly organized, is validly existing and in good standing under the laws of the State of Rhode Island. Purchaser has the full right, power and authority to purchase the Property as provided in this Agreement and to carry out Purchaser’s obligations hereunder, and all requisite action necessary to authorize Purchaser to enter into this Agreement and to carry out its obligations hereunder have been, or by the Closing will have been, taken. The person signing this Agreement on behalf of Purchaser is authorized to do so.

(b)          Pending Actions. There is no action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Purchaser which, if adversely determined, could individually or in the aggregate materially interfere with the consummation of the transaction contemplated by this Agreement.

(c)          OFAC. Purchaser and, to Purchaser’s actual knowledge, each person or entity owning an interest in Purchaser is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the OFAC and/or on any other similar List, (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, and (iii) not an “Embargoed Person”, to Purchaser’s actual knowledge, none of the funds or other assets of Purchaser constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person, and to Purchaser’s actual knowledge, no Embargoed Person has any interest of any nature whatsoever in Purchaser (whether directly or indirectly).

5.6          Survival of Purchaser’s Representations and Warranties. Except as expressly provided herein to the contrary the representations and warranties of Purchaser in this Agreement shall not survive the Closing.

5.7          Covenants of Purchaser. Purchaser hereby covenants with Seller that Purchaser shall, in connection with its investigation of the Property during the Inspection Period, inspect the Property for the presence of hazardous substances. Purchaser hereby assumes full responsibility for such inspections and irrevocably waives any claim against Seller arising from the presence of hazardous substances on the Property.

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5.8          Employee Matters.

(a)          Certain Definitions. “Employee Liabilities” means all obligations and liabilities, actual or contingent with respect to Employees, whether accruing before or after Closing, including any and all obligations or liabilities: for (i) wages, salaries, Employee leave, fringe benefits, and payroll taxes, (ii) contributions and other payments to any employee benefit plan, (iii) worker’s compensation claims based on any real or alleged occurrence and (iv) claims or penalties under applicable laws governing employer/employee relations (including the National Labor Relations Act and other labor relations laws, fair employment standards Laws, fair employment practices and anti-discrimination Laws, the Worker Adjustment and Retraining Notification Act of 1988, ERISA, the Multi-Employer Pension Plan Amendments Act, and the Consolidated Omnibus Budget Reconciliation Act of 1985).

(b)          Termination of Employees; WARN Act. On the Closing Date the employment of all Employees shall be terminated by Seller. (For purposes of Worker Adjustment and Retraining Notification Act (“WARN Act”) liability, the Closing Date is considered to be the “effective date of sale”). With respect to such terminations, Purchaser shall extend or cause to be extended offers of employment to a sufficient number of Employees on sufficient terms and conditions to avoid applicability of the Federal and State WARN Act to the transaction contemplated by this Agreement and shall provide Seller with reasonable evidence thereof upon request following Closing. Purchaser shall comply with the terms, provisions, requirements and obligations in the WARN Act and shall not close the Hotel or terminate the employment of the requisite number of Employees within a period of ninety (90) days after the Closing Date if such closure or terminations of employment would result in either (i) a “plant closing” as defined in the WARN Act or any equivalent state law, or (ii) a “mass layoff” under the WARN Act or other legal requirement. Purchaser shall indemnify, defend and hold harmless the Seller from and against any damages that may be incurred by, or asserted against, Seller arising out of or relating to (A) Purchaser’s acts or omissions in connection with the continued employment and retention, or failure to continue to employ and retain any of the requisite number of Employees, or (B) Purchaser’s failure to take any action or provide any notice to Employees at the Hotel under the WARN Act or any applicable Michigan statutes or (c) Purchaser’s failure to comply with its obligations under this Section 5.8(b). This Section 5.8(b) shall survive the Closing.

(c)          Employee Claims. Purchaser will not be obligated to give or pay any amount to any Employee, and Purchaser shall not have any liability under any severance package or pension or profit sharing plan that Seller may have established with respect to the Property or any of its employees. Seller will indemnify and hold Purchaser harmless from and against any loss, damage, liability, claim, cost or expense (including, without limitation, reasonable attorneys’ fees) that may be incurred by, or asserted against, Purchaser after the Closing which involves any matter relating to a past or present Employee or any Employee Liabilities to the extent concerning acts or omissions occurring prior to the Closing (including, without limitation, any claims which have not yet been asserted as of the Closing). Purchaser will indemnify and hold Seller harmless from and against any loss, damage, liability, claim, cost or expense (including, without limitation, reasonable attorneys’ fees) that may be incurred by, or asserted against, Seller after the Closing which involves any matter relating to a past or present Employee or any Employee Liabilities to the extent concerning acts or omissions occurring on or subsequent to the Closing. The indemnities in this Section 5.8(c) apply, without limitation, to all forms of labor and/or employment claims under state, federal or local law, whether brought in judicial, administrative or other proceedings, private or public. Nothing in this Agreement shall require Purchaser to assume any obligations under any employee benefit plans currently maintained for Employees unless otherwise required by law. The provisions of this Section 5.8(c) shall survive the Closing.

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5.9          Inventory of Baggage. The representatives of Seller and/or Hotel Manager, and of Purchaser, shall prepare an inventory of baggage at the Hotel as of 12:00 p.m. on the Closing Date (which inventory of baggage shall be binding on all parties thereto) of (a) all luggage, valises and trunks checked or left in the care of the Hotel by guests then or formerly in the Hotel, (b) parcels, laundry, valet packages and other property of guests checked or left in the care of the Hotel by guests then or formerly in the Hotel, (c) all luggage or other property of guests retained by Seller as security for any unpaid accounts receivable, and (d) all items contained in the Hotel lost and found. Purchaser shall be responsible from and after the Closing Date for all baggage and other items listed in such inventory of baggage, and Purchaser shall indemnify and hold Seller harmless from and against any claim, liability, cost or expense (including reasonable attorneys’ fees) incurred by Seller with respect thereto. Seller shall indemnify and hold Purchaser harmless from any other liability or claims with respect to such inventory of baggage arising prior to the Closing Date. The provisions of this Section 5.9 shall survive the Closing.

ARTICLE VI

DEFAULT

6.1          Default by Purchaser. IF THE SALE OF THE PROPERTY IS NOT CONSUMMATED DUE TO ANY DEFAULT BY PURCHASER HEREUNDER, THEN SELLER SHALL, AS ITS SOLE AND EXCLUSIVE REMEDY FOR SUCH DEFAULT, RETAIN AN AMOUNT EQUAL TO THE EARNEST MONEY AS LIQUIDATED DAMAGES. THE PARTIES HAVE AGREED THAT SELLER’S ACTUAL DAMAGES, IN THE EVENT OF A FAILURE TO CONSUMMATE THIS SALE DUE TO PURCHASER’S DEFAULT HEREUNDER, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. AFTER NEGOTIATION, THE PARTIES HAVE AGREED THAT, CONSIDERING ALL THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, THE AMOUNT OF THE EARNEST MONEY IS A REASONABLE ESTIMATE OF THE DAMAGES THAT SELLER WOULD INCUR IN SUCH EVENT. EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE AND THE FACT THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED, AT THE TIME THIS AGREEMENT WAS MADE, THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION. THE FOREGOING IS NOT INTENDED TO LIMIT PURCHASER’S INDEMNITY OBLIGATIONS UNDER OTHER SECTIONS HEREOF.

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6.2          Default by Seller. In the event that the Closing does not occur due to Seller’s default under this Agreement and provided that Purchaser is not then in default hereunder, Purchaser shall be entitled, as its sole remedy, either (a) to receive the return of the Earnest Money and, if Seller’s default is the result of Seller’s willful acts or omissions in contravention of acts necessary for the Closing to occur, reimbursement from Seller for the out-of-pocket expenses actually incurred by Purchaser in connection with the negotiation and performance of this Agreement, including the costs of Purchaser’s due diligence investigations and financing fees, in an amount not to exceed One Hundred Thousand and No/100 Dollars ($100,000.00) (“Deal Costs”), which return and reimbursement shall operate to terminate this Agreement and release Seller from any and all other liability hereunder, or (b) to enforce specific performance of Seller’s obligations hereunder provided that such action is brought within sixty (60) days after such default.  Purchaser shall be deemed to have elected to terminate this Agreement and receive a refund of the Earnest Money and Deal Costs if Purchaser fails to file suit for specific performance against Seller in a court having jurisdiction in the county and state in which the Property is located, on or before the date that is sixty (60) following the date upon which Closing was to have occurred.  The foregoing is not intended to limit Seller’s indemnity obligations under other sections hereof or obligation to reimburse attorneys’ fees under Section 10.22.

ARTICLE VII

RISK OF LOSS

7.1          Minor Damage. In the event of loss or damage to the Property or any portion thereof which is not “major” (as hereinafter defined), this Agreement shall remain in full force and effect provided Seller performs any necessary repairs or, at Seller’s option, assigns to Purchaser all of Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the premises in question. In the event that Seller elects to perform repairs upon the Property, Seller shall use reasonable efforts to complete such repairs promptly and the date of Closing shall be extended a reasonable time in order to allow for the completion of such repairs. If Seller elects to assign a casualty claim to Purchaser, the Purchase Price shall be reduced by an amount equal to the deductible amount under Seller’s insurance policy. Upon Closing, full risk of loss with respect to the Property shall pass to Purchaser.

7.2          Major Damage. In the event of a “major” loss or damage, either Seller or Purchaser may terminate this Agreement by written notice to the other party, in which event the Earnest Money shall be returned to Purchaser. If neither Seller nor Purchaser elects to terminate this Agreement within ten (10) days after Seller sends Purchaser written notice of the occurrence of major loss or damage, then Seller and Purchaser shall be deemed to have elected to proceed with Closing, in which event Seller shall, at Seller’s option, either (a) perform any necessary repairs, or (b) assign to Purchaser all of Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the premises in question. In the event that Seller elects to perform repairs upon the Property, Seller shall use reasonable efforts to complete such repairs promptly and the date of Closing shall be extended a reasonable time in order to allow for the completion of such repairs. If Seller elects to assign a casualty claim to Purchaser, the Purchase Price shall be reduced by an amount equal to the deductible amount under Seller’s insurance policy. Upon Closing, full risk of loss with respect to the Property shall pass to Purchaser.

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7.3          Definition of “Major” Loss or Damage. For purposes of Sections 7.1 and 7.2 hereof, “major” loss or damage refers to the following: (i) loss or damage to the Property or any portion thereof occurring after the Effective Date such that the cost of repairing or restoring the premises in question to a condition substantially identical to that of the premises in question prior to the event of damage would be, in the opinion of an architect selected by Seller and reasonably approved by Purchaser, equal to or greater than Four Hundred Thousand and No/100 Dollars ($400,000), and (ii) any loss due to a condemnation which permanently and materially impairs the current use of the Property. If Purchaser does not give notice to Seller of Purchaser’s reasons for disapproving an architect within five (5) business days after receipt of notice of the proposed architect, Purchaser shall be deemed to have approved the architect selected by Seller.

ARTICLE VIII

COMMISSIONS

8.1          Brokerage Commissions. In the event the transaction contemplated by this Agreement is consummated, but not otherwise, Seller agrees to pay to CB Richard Ellis (“Broker”) at Closing a brokerage commission pursuant to a separate written agreement between Seller and Broker. Each party agrees that should any claim be made for brokerage commissions or finder’s fees by any broker or finder other than the Broker by, through or on account of any acts of said party or its representatives, said party will indemnify and hold the other party free and harmless from and against any and all loss, liability, cost, damage and expense in connection therewith. The provisions of this Section 8.1 shall survive Closing or earlier termination of this Agreement.

ARTICLE IX

DISCLAIMERS AND WAIVERS

9.1          No Reliance on Documents. Except for the representations of the Seller in Section 5.1 hereof and in the documents to be delivered by Seller at Closing under Section 4.2 hereof (collectively, the “Seller Representations”), Seller makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered by Seller to Purchaser in connection with the transaction contemplated hereby. Purchaser acknowledges and agrees that all materials, data and information delivered by Seller to Purchaser in connection with the transaction contemplated hereby are provided to Purchaser as a convenience only and that any reliance on or use of such materials, data or information by Purchaser shall be at the sole risk of Purchaser, except as otherwise expressly stated herein. Without limiting the generality of the foregoing provisions, Purchaser acknowledges and agrees that (a) any environmental or other report with respect to the Property which is delivered by Seller to Purchaser shall be for general informational purposes only, (b) Purchaser shall not have any right to rely on any such report delivered by Seller to Purchaser, but rather will rely on its own inspections and investigations of the Property and any reports commissioned by Purchaser with respect thereto, and (c) neither Seller, any affiliate of Seller nor the person or entity which prepared any such report delivered by Seller to Purchaser shall have any liability to Purchaser for any inaccuracy in or omission from any such report or in verbal communication.

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9.2          Disclaimers. EXCEPT FOR THE SELLER REPRESENTATIONS, SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESSED OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE (OTHER THAN SELLER’S LIMITED WARRANTY OF TITLE TO BE SET FORTH IN THE DEED), ZONING, TAX CONSEQUENCES, LATENT OR PATENT PHYSICAL OR ENVIRONMENTAL CONDITION, UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE PROPERTY WITH GOVERNMENTAL LAWS, THE TRUTH, ACCURACY OR COMPLETENESS OF THE PROPERTY DOCUMENTS OR ANY OTHER INFORMATION PROVIDED BY OR ON BEHALF OF SELLER TO PURCHASER, OR ANY OTHER MATTER OR THING REGARDING THE PROPERTY. PURCHASER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLER SHALL SELL AND CONVEY TO PURCHASER AND PURCHASER SHALL ACCEPT THE PROPERTY “AS IS, WHERE IS, WITH ALL FAULTS”, EXCEPT TO THE EXTENT OF THE SELLER REPRESENTATIONS. PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESSED OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, PROPERTY INFORMATION PACKAGES DISTRIBUTED WITH RESPECT TO THE PROPERTY) MADE OR FURNISHED BY SELLER, THE MANAGER OF THE PROPERTY, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, OTHER THAN THE SELLER REPRESENTATIONS. PURCHASER REPRESENTS TO SELLER THAT PURCHASER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS PURCHASER DEEMS NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN THE SELLER REPRESENTATIONS. SUBJECT TO THE SELLER REPRESENTATIONS, UPON CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INVESTIGATIONS, AND PURCHASER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER (AND SELLER’S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER (AND SELLER’S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS (INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL LAWS) AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY. PURCHASER AGREES THAT SHOULD ANY CLEANUP, REMEDIATION OR REMOVAL OF HAZARDOUS SUBSTANCES OR OTHER ENVIRONMENTAL CONDITIONS ON THE PROPERTY BE REQUIRED AFTER THE DATE OF CLOSING AND DURING PURCHASER’S OWNERSHIP OF THE PROPERTY, SUCH CLEAN-UP, REMOVAL OR REMEDIATION SHALL BE PERFORMED AT NO COST TO SELLER AND SELLER SHALL NOT BE LIABLE TO PURCHASER FOR SUCH CLEAN-UP, REMOVAL OR REMEDIATION. AS PART OF THE PROVISIONS OF THIS SECTION 9.2, BUT NOT AS A LIMITATION THEREON, PURCHASER HEREBY AGREES, REPRESENTS AND WARRANTS THAT THE MATTERS RELEASED HEREIN ARE NOT LIMITED TO MATTERS WHICH ARE KNOWN OR DISCLOSED, AND PURCHASER HEREBY WAIVES ANY AND ALL RIGHTS AND BENEFITS WHICH IT NOW HAS, OR IN THE FUTURE MAY HAVE CONFERRED UPON IT, BY VIRTUE OF THE PROVISIONS OF FEDERAL, STATE OR LOCAL LAW, RULES OR REGULATIONS.

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9.3          Effect and Survival of Disclaimers. Seller and Purchaser acknowledge that the Property being sold subject to the provisions of this Article IX is a material condition of the transaction contemplated by this Agreement. Seller and Purchaser agree that the provisions of this Article IX shall survive Closing.

ARTICLE X

MISCELLANEOUS

10.1        Confidentiality. Prior to Closing, Purchaser and its representatives shall hold in strictest confidence all data and information obtained with respect to Seller or its business, whether obtained before or after the execution and delivery of this Agreement, and shall not disclose the same to others; provided, however, that Purchaser may disclose such data and information to the employees, lenders, investors, consultants, accountants and attorneys of Purchaser provided that such persons are informed of the confidentially provisions hereof. In the event this Agreement is terminated or Purchaser fails to perform hereunder, Purchaser shall promptly (a) return to Seller any statements, documents, schedules, exhibits or other written information obtained from Seller in connection with this Agreement or the transaction contemplated herein; and (b) deliver, without representation or warranty of any kind or nature, copies of the results of and any reports for any and all non-proprietary third-party tests and studies of the Property in Purchaser’s possession or control (whether obtained from Seller or otherwise) so long as Seller reimburses Purchaser for one-half of the actual costs of those non-proprietary tests and studies obtained by Purchaser with respect to the Property. Except for disclosures required by law or governmental regulations applicable to such party, and except that (i) Seller may issue a press release announcing the upcoming sale of the Property upon expiration of the Inspection Period provided such press release does not name Purchaser or disclose the terms and conditions of this Agreement and (ii) Purchaser may disclose information as its reasonably determines is necessary in accordance with applicable law in connection with an offering of securities (whether by Purchaser, its affiliates or any assignees of the same), the parties agree that prior to Closing no party shall, with respect to this Agreement and the transactions contemplated hereby, contact or conduct negotiations with public officials, make any public announcements or issue press releases regarding this Agreement or the transactions contemplated hereby to any third party without the prior written consent of the other party hereto or except as provided in subsection (ii), above. In the event of a breach or threatened breach by Purchaser or its agents or representatives of this Section 10.1, Seller shall be entitled to an injunction restraining Purchaser or its agents or representatives from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Seller from pursuing any other available remedy at law or in equity for such breach or threatened breach. The provisions of this Section 10.1 shall survive Closing.

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10.2        Public Disclosure. Prior to Closing, any release to the public of information with respect to the sale contemplated herein or any matters set forth in this Agreement will be made only in the form approved by Purchaser and Seller and their respective counsel, except as permitted under Section 10.1, above.

10.3        Discharge of Obligations. The acceptance of the Deed by Purchaser shall be deemed to be a full performance and discharge of every representation and warranty made by Seller herein and every agreement and obligation on the part of Seller to be performed pursuant to the provisions of this Agreement, except those which are herein specifically stated to survive Closing.

10.4        Assignment. Purchaser may assign this Agreement and its rights hereunder, without the consent of Seller, but with notice to Seller, not later than three (3) business days prior to Closing, to an entity to be formed by Purchaser provided that such entity is an affiliate of Purchaser. Except for the foregoing, Purchaser may not sell or assign its rights under this Agreement without first obtaining Seller’s written approval, which approval may not be unreasonably withheld, conditioned or delayed. Any transfer, directly or indirectly, of any stock, partnership interest or other ownership interest in Purchaser without Seller’s written approval, which approval may not be unreasonably withheld, conditioned or delayed, except as permitted above, shall constitute a default by Purchaser under this Agreement. Without limitation of the foregoing, no assignment by Purchaser shall relieve Purchaser of any of its obligations or liabilities pursuant to this Agreement.

10.5        Notices. Any notice pursuant to this Agreement shall be given in writing by (a) personal delivery, or (b) reputable overnight delivery service with proof of delivery, or (c) United States Mail, postage prepaid, registered or certified mail, return receipt requested or (d) email transmission, with a copy sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee shall have designated by written notice sent in accordance herewith, and shall be deemed to have been given either at the time of personal delivery, or, in the case of expedited delivery service or mail, as of the date of first attempted delivery at the address and in the manner provided herein, or, in the case of email transmission, as of the date of the email transmission provided that a hard copy of such email is also sent to the intended addressee by means described in clauses (a), (b) or (c) above. Any notices sent hereunder by legal counsel representing either party to this Agreement shall be deemed as having been delivered by such party pursuant to the provisions of this Section 10.5. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement shall be as follows:

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If to Seller:	Grand Traverse Hotel Properties, LLC,
c/o Hadidi Capital, LLC
428 Broadway, 4th Floor
New York, New York 10013
Attention: Gehad Hadidi
Telephone No. (646) 665-1797
Email: gehad@hadidicapital.org

With a copy to:	Honigman Miller Schwartz and Cohn LLP
39400 Woodward Avenue
Suite 101
Bloomfield Hills, Michigan 48304-5151
Attn: Howard Goldman, Esq.
Telephone Number: (248) 566-8462
Email: hgoldman@honigman.com

If to Purchaser:	TPG Hotels & Resorts
6000 Lake Forest Drive NW
Atlanta, Georgia 30328
Attention: Robert J. Leven
Telephone: (678) 349-5000
Email: rleven@procaccianti.com

with a copy to:	Procaccianti Companies
1140 Reservoir Avenue
Cranston, Rhode Island 02920-6320
Attention: Ron M. Hadar, General Counsel
Telephone: (401) 946-4600, Ext. 140
Email: rhadar@procaccianti.com

with a copy to:	Iaffaldano, Shaw & Young LLP
601 S. Figueroa Street, Suite 4450
Los Angeles, California 90017
Attention: Frank W. Iaffaldano, Esq.
Telephone: (213) 455-3353
Email: frank@isylaw.com

10.6        Binding Effect. This Agreement shall not be binding in any way upon Seller unless and until Seller shall execute and deliver the same to Purchaser.

10.7        Modifications. This Agreement cannot be changed orally, and no executory agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such executory agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought.

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10.8        Calculation of Time Periods. Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday under the laws of the State in which the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or legal holiday. The final day of any such period shall be deemed to end at 5:00 p.m., local time at the Property. Time is of the essence of each and every provision of this Agreement.

10.9        Successors and Assigns. The terms and provisions of this Agreement are to apply to and bind the permitted successors and assigns of the parties hereto.

10.10      Entire Agreement. This Agreement, including the Exhibits, contains the entire agreement between the parties pertaining to the subject matter hereof and fully supersedes all prior written or oral agreements and understandings between the parties pertaining to such subject matter.

10.11      Further Assurances. Each party agrees that it will without further consideration execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by the other party to consummate more effectively the purposes or subject matter of this Agreement (but without expanding the obligations or liability of either party hereunder in any material manner). Without limiting the generality of the foregoing, Purchaser shall, if requested by Seller, execute acknowledgments of receipt with respect to any materials delivered by Seller to Purchaser with respect to the Property. The provisions of this Section 10.11 shall survive Closing.

10.12      Counterparts. This Agreement may be executed in counterparts, and all such executed counterparts shall constitute the same agreement. It shall be necessary to account for only one such counterpart in proving this Agreement.

10.13      Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect.

10.14      Applicable Law. THIS AGREEMENT IS PERFORMABLE IN THE STATE OF MICHIGAN AND SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE SUBSTANTIVE FEDERAL LAWS OF THE UNITED STATES AND THE LAWS OF THE STATE OF MICHIGAN. SELLER AND PURCHASER HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE STATE OF MICHIGAN IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN A STATE OR FEDERAL COURT SITTING IN THE STATE OF MICHIGAN BY A JUDGE AND WAIVE THEIR RIGHT TO A TRIAL BY JURY. PURCHASER AND SELLER AGREE THAT THE PROVISIONS OF THIS SECTION 10.14 SHALL SURVIVE THE CLOSING OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT.

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10.15      No Third Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party (including, without limitation, Title Company and Broker), and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing. The provisions of this Section 10.15 shall survive the closing of the transaction contemplated by this Agreement.

10.16      Exhibits and Schedules. The following schedules or exhibits attached hereto shall be deemed to be an integral part of this Agreement:

(a)	Exhibit A -	Legal Description of the Land

(b)	Exhibit B -	Property Agreements Schedule

(c)	Exhibit C -	Deed

(d)	Exhibit D -	Bill of Sale

(e)	Exhibit E -	Assignment of Operating Agreements and Intangibles

(f)	Exhibit F -	FIRPTA Certificate

(g)	Exhibit G -	Procedure for Credit and Prorations

(h)	Exhibit H -	Form of Consent to Assignment of Warranty

(i)	Exhibit I -	Form of Tenant Estoppel

(j)	Exhibit J -	Notice to Tenant

(k)	Schedule 5.1(m) -	Bookings

(l)	Schedule G -	Vouchers

10.17      Captions. The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent and for any purpose, to limit or define the text of any section or any subsection hereof.

10.18      Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

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10.19      Termination of Agreement. It is understood and agreed that if either Purchaser or Seller terminates this Agreement pursuant to a right of termination granted hereunder, such termination shall operate to relieve Seller and Purchaser from all obligations under this Agreement, except for such obligations as are specifically stated herein to survive the termination of this Agreement.

10.20      Survival. The provisions of the following Sections of this Agreement shall survive Closing and shall not be merged into the execution and delivery of the Deed: 3.1; the last paragraph of Section 4.2; 4.5; 5.3 (for the Survival Period); 5.4(d); 5.8(b); 5.8(c); 5.9; 8.1; Article IX; 10.1; 10.11; 10.14; 10.15; 10.22; and Exhibit G.

10.21      Escrow Agent’s Agreement. Escrow Agent, as escrow agent, is executing this Agreement to confirm its agreement to serve as escrow agent hereunder in accordance with the terms set forth in this Agreement and the supplementary instructions referenced in Section 1.7 hereof.

10.22      Attorneys’ Fees. If any action or proceeding is commenced by either party to enforce their rights under this Agreement or to collect damages as a result of the breach of any of the provisions of this Agreement, the prevailing party in such action or proceeding, including any bankruptcy, insolvency or appellate proceedings, shall be entitled to recover all reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees and court costs, in addition to any other relief awarded by the court.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

SELLER:

GRAND TRAVERSE HOTEL PROPERTIES, LLC,
a Michigan limited liability company

By:	/s/ Samir S. Alhadidi
Name:	Samir S. Alhadidi
Title:	Manager

PURCHASER:

THE PROCACCIANTI GROUP, LLC,
a Rhode Island limited liability company

By:	/s/ James A. Procaccianti
Name:	James A. Procaccianti
Title:	Authorized Signatory

ESCROW AGENT, as Escrow Agent:

VANGUARD TITLE INSURANCE AGENCY, LLC

By:	/s/ John Apostol
Name:	John Apostol
Title:	President and General Counsel

S-1

Exhibit A

THE LAND

Lots 58-61 and the west ½ of Lot 62 Hannah Lay & Co.’s Eleventh Addition to Traverse City, Section 3, Township 27 North, Range 11 West, Traverse County, Michigan.

A-1

Exhibit B

PROPERTY AGREEMENTS SCHEDULE

Operating Agreements:

1.

2.

3.

Equipment Leases:

1.

2.

3.

B-1

Exhibit C

DEED

Covenant Deed

KNOW ALL MEN BY THESE PRESENTS: That ______________, a michigan _______________, whose address is ________________________, michigan _____ (“Grantor”), conveys to _________________, a Michigan _____________, whose address is _________________, Michigan ______ (“Grantee”) the following described premises (the “Property”) situated in Traverse City, County of Grand Traverse and State of Michigan to wit:

See Exhibit A

for the amount as set forth in the accompanying Real Estate Transfer Tax Valuation Affidavit being filed simultaneously.

SUBJECT TO the matters listed on Exhibit B [TO BE BASED UPON THE PERMITTED EXCEPTIONS IN THE TITLE COMMITMENT] (the “Permitted Exceptions”).

TO HAVE AND TO HOLD the Property unto Grantee, Grantee's heirs, successors and assigns, in fee simple forever, subject to the Permitted Exceptions. Grantor covenants and agrees that the Property is free from encumbrances created by Grantor, except for the Permitted Exceptions, and will defend the Property against the lawful claims and demands of all persons claiming by, through or under Grantor(s), but against no other claims or persons, but subject to the Permitted Exceptions.

Public Act 591 of 1997 requires the following: this Property may be located within the vicinity of farmland or a farm operation. Generally accepted agricultural and management practices which may generate noise, dust, odors and other associated conditions may be used and are protected by the Michigan Right to Farm Act.

The Grantor grants the Grantee the right to make all division(s) under Section 108 of the Land Division Act, Act No. 288 of the Public Acts of 1967, as amended.

[SIGNATURES ON THE FOLLOWING PAGE]

C-1

Dated this ___ day of _________, 2018.

__________________, a Michigan _______________

By:
Name:
Its:

STATE OF		)
SS.
COUNTY OF		)

The foregoing instrument was acknowledged before me this day of _______, 2018, by _____________, the ____________ of __________________, a Michigan ____________, on behalf of said company.

________________________________
Notary Public
__________________County, Michigan
My commission expires: ____________
Acting in ______________ County

County Treasurer’s Certificate	City Treasurer’s Certificate
Drafted By: Howard B. Goldman Honigman Miller Schwartz and Cohn LLP 39400 Woodward Avenue Suite 101 Bloomfield Hills, MI 48304-5151	When Recorded Return To: GRANTEE	Send Subsequent Tax Bills to: GRANTEE

Recording Fee: $.00

Tax I.D. No.:

C-2

Exhibit D

BILL OF SALE

For good and valuable consideration, the receipt of which is hereby acknowledged, ______________, a _______________ (“Seller”), does hereby, as of this __________ day of ____________, sell, transfer and convey to __________________________________ (“Purchaser”), without recourse or warranty, any and all Personal Property and Consumable Inventory, each as defined in that certain Purchase and Sale Agreement by and between Seller and Purchaser dated _____, 20___ (the “Purchase Agreement”), pursuant to which Seller is selling and Purchaser is buying that certain real property known as _____________________, ______________, and more particularly described in Exhibit A attached hereto (the “Property”).

Purchaser acknowledges that the sale of the Personal Property and Consumable Inventory is specifically made “as-is” and “where-is,” without any representations or warranties express or implied, including, without limitation, implied warranties of fitness for any particular purpose or merchantability or any other warranties whatsoever except as set forth in the Purchase Agreement. Purchaser has not relied and will not rely on, and Seller is not liable for or bound by, any express or implied warranties, guaranties, statements, representations or information pertaining to the personal property or relating thereto (including specifically, without limitation, information packages distributed with respect to the Property) made or furnished by Seller, the property manager, or any agent or real estate broker representing or purporting to represent Seller, to whomever made or given, directly or indirectly, orally or in writing, except for the Seller Representations (as defined in the Purchase Agreement).

This Bill of Sale may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument.

[Next page is signature page]

D-1

IN WITNESS WHEREOF, the undersigned have executed this Bill of Sale as of the date first set forth above.

SELLER:

By:
Name:
Title:

PURCHASER:

By:
Name:
Title:

D-2

Exhibit E

ASSIGNMENT AND ASSUMPTION OF LEASE, OPERATING AGREEMENTS, LICENSES, WARRANTIES AND INTANGIBLES

THIS ASSIGNMENT AND ASSUMPTION OF LEASE, OPERATING AGREEMENTS, LICENSES, WARRANTIES AND INTANGIBLES is made and entered into as of this ____ day of ___________, ____, by ________________, a __________________ (“Assignor”), and ________________, a __________________ (“Assignee”).

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, effective as of the Effective Date (as defined below), and in connection with the sale of that certain real property described in Exhibit A attached hereto (the “Property”) Assignor hereby assigns and transfers unto Assignee all of its right, title, claim and interest in and under:

(A)         all of Assignor’s right, title and interest in and to that certain ____________ Lease between Seller as landlord and ______________ LLC as tenant dated _________, 20__ (as amended, the “Lease”);

(B)        all licenses (excluding liquor licenses), warranties and guaranties (express or implied) made by or received from any third party with respect to any building, building component, structure, fixture, machinery, equipment, or material situated on, contained in any building or other improvement situated on, or comprising a part of any building or other improvement situated on, any part of the Property including, without limitation, those warranties and guaranties listed in Exhibit B attached hereto (collectively, “Warranties”);

(C)         all of the service contracts listed in Exhibit C attached hereto (the “Service Contracts”); and

(D)         any Intangibles (as defined in that certain Purchase and Sale Agreement dated as of ____________________, ____ between Assignor and _________________________ (the “Purchase Agreement”)).

ASSIGNOR AND ASSIGNEE FURTHER HEREBY AGREE AND COVENANT AS FOLLOWS:

1.          Effective as of the Effective Date (as defined below), Assignee hereby accepts the assignment from Assignor of all of Assignor’s right, title and interest in and to the Lease, Service Contracts, Warranties and Intangibles.

2.          Effective as of the Effective Date, Assignee hereby assumes all of the owner’s obligations under the Lease, Service Contracts, Warranties and Intangibles and agrees to indemnify Assignor against and hold Assignor harmless from any and all cost, liability, loss, damage or expense, including, without limitation, attorneys’ fees, accruing on or to be performed subsequent to the Effective Date and arising out of the owner’s obligations under the Lease, Service Contracts, Warranties and Intangibles. Assignor agrees to indemnify Assignee against and hold Assignee harmless from any and all cost, liability, loss, damage or expense, including, without limitation, attorneys’ fees, accruing on or to be performed prior to the Effective Date and arising out of the owner’s obligations under the Lease, Service Contracts, Warranties and Intangibles.

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3.          In the event of any litigation between Assignor and Assignee arising out of this Assignment, the losing party shall pay the prevailing party’s costs and expenses of such litigation, including, without limitation, reasonable attorneys’ fees.

4.          This Assignment shall be binding on and inure to the benefit of the parties hereto, their heirs, executors, administrators, successors in interest and assigns.

5.          This Assignment shall be governed by and construed in accordance with the laws of the State of ________.

6.          This Assignment is delivered pursuant to the Purchase Agreement.

7.          Assignee acknowledges and agrees that, except as provided in the Purchase Agreement, the conveyance of the service contracts, warranties and intangibles is specifically made “as-is” and “where-is,” without any representations or warranties express or implied, including, without limitation, implied warranties of fitness for any particular purpose or merchantability or any other warranties whatsoever. Assignee has not relied and will not rely on, and Assignor is not liable for or bound by, any express or implied warranties, guaranties, statements, representations or information pertaining to the service contacts, warranties or intangibles or relating thereto (including specifically, without limitation, information packages distributed with respect to the property) made or furnished by Assignor, the property manager, or any agent or real estate broker representing or purporting to represent Assignor, to whomever made or given, directly or indirectly, orally or in writing except for the Seller Representations.

8.          For purposes of this Assignment, the “Effective Date” shall be the date of the Closing (as defined in the Purchase Agreement).

9.          This Assignment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which, when taken together, shall constitute one and the same document.

[Next page is signature page]

E-2

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment the day and year first above written.

ASSIGNOR:

By:
Name:
Title:

ASSIGNEE:

By:
Name:
Title:

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Exhibit A to Exhibit E

Legal Description

E-4

Exhibit B to Exhibit E

Warranties and Guaranties

All warranties and guaranties applicable to the Property, if any

E-5

Exhibit C to Exhibit E

Service Contracts

E-6

Exhibit F

CERTIFICATE OF NON-FOREIGN STATUS

Section 1445 of the Internal Revenue Code provides that a transferee (buyer) of a U.S. real property interest must withhold tax if the transferor (seller) is a foreign person. For U.S. tax purposes (including Section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform the transferee (buyer) that withholding of tax is not required upon the disposition of a U.S. real property interest by ___________________, a ___________________ (“Seller”), the undersigned hereby certifies the following on behalf of Seller:

1.          Seller is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2.          Seller is not a disregarded entity as defined in Section 1.1445-2(b)(2)(iii) of the Income Tax Regulations;

3.          Seller’s U. S. employer identification number is _______________; and

4.          Seller’s office address is:

c/o _________________________

____________________________

____________________________

Seller understands that this certification may be disclosed to the Internal Revenue Service by the transferee (buyer) and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury, the undersigned declares that he has examined this certification and to the best of his knowledge and belief it is true, correct and complete, and he further declares that he has the authority to sign this document on behalf of Seller.

[Next page is signature page]

F-1

IN WITNESS WHEREOF, the undersigned has executed this instrument as of the ____ day of __________, 20___.

SELLER:		,
a

By:
Name:
Title:

F-2

Exhibit G

PROCEDURE FOR CREDIT AND PRORATIONS

At Closing, Purchaser and Seller shall prorate and adjust all items of income and expense and other amounts in accordance with this Exhibit G, and the net amount consequently owing to Seller or Purchaser shall be added to or subtracted from the proceeds of the Purchase Price payable to Seller at Closing. Beginning as close to the anticipated Closing Date as practicable, Seller shall, in consultation with Purchaser and with Purchaser’s reasonable cooperation, cause to be prepared a prorations and credit statement (the “Preliminary Statement”) which shall reflect all of the prorations, credits and other adjustments to the Purchase Price at Closing required under this Exhibit G or under any other provision of this Agreement. As soon as Purchaser and Seller have agreed upon the Preliminary Statement, they shall jointly deliver a mutually signed copy thereof to Escrow Agent. To the extent Purchaser and Seller are unable to agree by Closing on any item on the Preliminary Statement, a reasonable estimation of such item shall be used and such item shall be finally resolved on the Final Statement (defined below) pursuant to Section 13, below.

1.           Proration of Taxes. All real estate ad valorem taxes, general assessments and special assessments, and personal property ad valorem taxes assessed against the Hotel (generically, “Taxes”) shall be prorated between Purchaser and Seller as of the Closing Date. All real property Taxes shall be prorated in accordance with County Custom, which, the parties believe, as of the date hereof, is in arrears on a calendar year basis for real estate taxes except city taxes which are prorated on a “due date” basis. For the sake of clarity, the Parties intend that Seller pay all Taxes, of any kind, allocable to the period prior to the Closing Date and Purchaser shall pay all Taxes, of any kind, allocable to the period from and after the Closing Date.

2.           Proration of Expenses.

(a)          The following items of expense with respect to any portion or aspect of the Hotel shall be prorated between Seller and Purchaser based upon their respective period of ownership as of the Closing Date:

(i)           All charges and expenses under any Operating Agreements.

(ii)          All utility charges (but excluding any utility deposits which are refundable and refunded by the applicable utility and otherwise shall be prorated as set forth in Section 12 of this Exhibit G below). To the extent reasonably practicable, though, in lieu of prorating the charges for any metered utility service, Purchaser and Seller shall endeavor to have the utility read the meter as early as possible on the Closing Date, render a final bill to Seller based on such reading and bill all subsequent service to Purchaser.

(iii)         Prepaid expenses of the Hotel, including without limitation, any fees payable in respect of the assignable licenses and permits obtained in connection with the operation of the Property and assigned to Purchaser at Closing.

(iv)         All other Hotel operating expenses, other than employment expenses (which are covered by Section 3, below).

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3.           Employment Expenses.

(a)          Seller shall be responsible for all wages, salary, compensation, benefits and other amounts owed to employees of Seller and/or any manager or employment company at the Property relating to the period prior to 11:59 p.m., on the evening of the day immediately preceding the Closing Date (the “Cut-Off-Time”), and Purchaser shall be responsible for all wages, salary, compensation, benefits and other amounts due to employees at the Property relating to the period after the Cut-Off Time. The wages, salaries, compensation and other benefits of employment of employees of Seller, together with applicable employment and withholding taxes of such employees, shall be allocated between Purchaser and Seller as set forth in this Section 3.

(i)           With respect to non-exempt employees, (a) wages of non-exempt employees shall be allocated according to hours worked during the current pay period before and after the Cut-Off Time; (b) employment and withholding taxes for the current pay period for such employees shall be allocated in the same manner as wages; and (c) accrued paid time off and required contributions to health, pension and other benefit plans for such employees shall be allocated on the basis of generally accepted hotel accounting principles for allocating such costs to particular accounting periods, with such costs attributable to the accounting period in which the Closing Date occurs to be allocated on a per diem basis according to the number of days in the current period occurring before and after the Cut-Off Time.

(ii)          With respect to exempt employees, salaries, employment and withholding taxes, accrued vacation and other employment benefits for exempt employees shall be allocated on the basis of generally accepted hotel accounting principles for allocating such costs to particular accounting periods, with such costs during the accounting period in which the Closing Date occurs to be allocated on a per diem basis according to the number of days in the current period occurring before and after the Cut-Off Time.

(iii)         Pension expenses for eligible employees at Closing shall be the sole responsibility of Seller. Seller shall retain all pension liabilities for all eligible employees of the Hotel which have accrued prior to the Closing Date.

(b)          Notwithstanding any provision of this Agreement to the contrary, no proration or other adjustment to the Purchase Price shall be made in connection with any (A) severance or separation payments, and (B) non-vested sick pay.

(c)          Accrued wages, paid time off, vacation pay and sick pay (to the extent required by law to be paid by Seller to an employee on the Closing Date because of Seller’s termination of such employee on the Closing Date) will be referred to herein as “vested PTO.” Health and welfare payments and other amounts accrued as of the Closing Date and due to employees of the Hotel shall be prorated as of the Closing Date and all unused vested PTO (if any) shall be credited to Purchaser (including any employer taxes associated with such sums) and Purchaser shall assume all responsibility for crediting or paying employees such amounts (to the extent of the credit received).

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4.           Hotel Revenues.

(a)          One-half of all revenues, sales taxes, room taxes, occupancy taxes and other taxes from the Hotel guest rooms for the evening commencing on the day immediately prior to the Closing Date and ending on the morning of the Closing Date shall be credited to each of Seller and Purchaser. Except for Purchaser’s Closing Date Guest Room Incidentals (as defined below), Seller shall receive all other revenues from the Hotel guest rooms and facilities occupied on the morning of the Closing Date. Such revenues to be allocated to Seller shall include, but not be limited to, (i) all revenues, sales taxes, room taxes, occupancy taxes and other taxes charged to guests for the occupancy of such rooms, all for the period ending at the Cut-Off Time, and (ii) all parking charges, sales from mini-bars, in-room food and beverage, telephone, facsimile, computer, and data communications, in-room movie and entertainment, laundry, other service charges and all taxes relating to any of the foregoing (collectively, the items in this clause (ii), the “Guest Room Incidentals”), in each case, allocable to such rooms or its occupants with respect to the period ending at the Cut-Off Time.

(b)          All revenues from Hotel guest rooms and facilities attributable to the period prior to the Cut-Off Time shall be allocated to Seller;

(c)          All Guest Room Incidentals accruing on or after the Cut-Off Time (“Purchaser’s Closing Date Guest Room Incidentals”) shall be allocated to Purchaser, regardless of whether or not such Guest Room Incidentals are attributable to any guest who may check out on the Closing Date. If any Guest Room Incidentals cannot be allocated between Purchaser and Seller in accordance with this Section 4 based upon the time that they accrued, they shall be shared equally between Purchaser and Seller.

(d)          All revenues from Hotel guest rooms and facilities for which occupancy commenced on or after the Closing Date shall be allocated to Purchaser;

(e)          All revenues from Hotel guest rooms attributable to the Closing Date not allocable to Seller pursuant to the foregoing provisions shall be allocated to Purchaser; and

(f)           All revenues from restaurants, lounges, vending machines, copying and facsimile charges, spa and resort facilities, activity centers, business service centers, and other service operations conducted at the Property shall be allocated based on whether the same accrued before or after the Cut-Off Time, and Seller shall separately record sales occurring before and after the Cut-Off Time at the Property.

(g)          Revenues from conferences, receptions, meetings, and other functions occurring in any conference, banquet or meeting rooms at the Hotel, including usage charges and related taxes, food and beverage sales, valet parking charges, equipment rentals, and telecommunications charges, shall be allocated between Seller and Purchaser, based on when the function therein commenced, with (i) one-day functions commencing prior to the Cut-Off Time being allocable to Seller, (ii) functions commencing after the Cut-Off Time being allocable to Purchaser, and (iii) multi-day and other functions commencing prior to the Cut-Off-Time and ending after the Cut-Off Time being allocated between Seller and Purchaser according to when the event commences and is scheduled to end. The foregoing amounts are referred to collectively as “Conference Revenues.”

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(h)          Any operating revenues not otherwise provided for in this Section 4, shall be prorated between Purchaser and Seller as of Closing.

(i)           At Closing, all receivables from the Property and Hotel operations (“Receivables”) which are sixty (60) days or less days old (“Current Receivables”) shall be credited to Seller, and Purchaser shall be entitled to retain any payments of such Current Receivables received by Purchaser within ninety (90) days after Closing. All Receivables which are more than sixty (60) days old (“Aged Receivables”) shall be retained by Seller, including all Aged Receivables accrued in connection with hotel reservations, the use of guest rooms, banquet and meeting room receivables (including any cancellation fees due to Seller in connection with any of the foregoing) as reflected on the city ledger. Any payments of Aged Receivables to which Seller is entitled under this subsection (i) that are received by Purchaser after Closing shall be forwarded to Seller within ten (10) business days after receipt; provided, however, that any amounts received from such payor shall be first allocated from the newest to the oldest liability. Purchaser shall receive a credit on the Final Statement for any Current Receivables not collected by Purchaser within ninety (90) days of Closing. Seller shall reasonably cooperate with Purchaser’s efforts to collect Current Receivables and shall execute such conveyance and assignment documentation reasonably requested by Purchaser to evidence the assignment of Current Receivables to Purchaser at Closing.

The amounts described in Sections 4(a) – (g) are referred to collectively as “Guest Revenues”.

5.           Rent. Rents due for the month in which the Closing shall occur (the term “rents” includes all payments due and payable by the tenant under the Lease, including base rents, operating expenses and other pass-throughs), shall be prorated as of the Closing Date, if, as and when collected.

6.           Hotel Payables. At Closing, Purchaser shall receive a proration credit equal to the excess of (a) the amount of all outstanding accounts payable for the Property as of the Closing Date (“Hotel Payables”) shown and itemized in the Preliminary Statement over (b) Purchaser’s prorated share of such Hotel Payables shown in the Preliminary Statement under Section 2, and Purchaser shall assume the obligation to satisfy all such Hotel Payables. Seller shall retain responsibility for paying any Hotel Payable which became due and payable prior to the Closing Date but omitted from the Preliminary Statement (subject to proration under any other provisions of this Agreement).

7.           Credit for Unopened Inventory. As of the date immediately prior to the Closing Date, Seller and Purchaser shall jointly conduct an inventory of all Retail Inventory in the any Hotel gift shops. Such report shall reflect the value of the Retail Inventory at the acquisition cost thereof. On account of Purchaser’s purchase of the Retail Inventory, Seller shall receive a credit at Closing in an amount equal to the total value of the Retail Inventory, as reflected in such report. Minibar stock in guest rooms shall be deemed to be in circulation, and Seller shall not receive a credit at Closing for the value of such stock. Seller shall receive a credit for the cost of all other Unopened Inventory being transferred hereunder.

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8.           Credit for Reservation Deposits. Purchaser shall receive a credit equal to the aggregate amount of advance deposits that shall have been received by Seller prior to the Cut-Off Time on account of reservations for use or occupancy of the Property after the Cut-Off Time.

9.           Credit for Cash Banks. Seller shall receive a credit at Closing in an amount equal to all House Bank Funds.

10.         Regarding Hotel Prorations Generally. Unless this Exhibit G expressly provides otherwise: (a) all prorations hereunder with respect to the Hotel shall be made as of the Cut-Off Time, (b) all prorations shall be made on an actual daily basis, and (c) for purposes of such prorations, all items of revenue and expense with respect to the Hotel’s operations shall be classified and determined in accordance with the Uniform System of Accounts and otherwise in accordance with generally accepted accounting principles. Except as otherwise expressly provided herein, in any case in which Purchaser receives a credit at Closing on account of any obligation of Seller hereunder, Seller shall have no further liability for such obligation to the extent of the credit so given, and Purchaser shall pay and discharge the same and Seller shall remain liable, and Purchaser shall have no responsibility for, any obligations or liabilities of the Hotel prior to the Closing Date except to the extent Purchaser has received a credit at Closing.

11.         Vouchers. Purchaser shall (a) honor all outstanding unexpired gift certificates, coupons or other writings issued by Seller and listed on Schedule G that entitles the holder or bearer thereof to a credit (whether in a specified dollar amount as for a specified item, such as room night or meals) to be applied against the usual charge for rooms, meals and/or goods and services at the Hotel (collectively, “Vouchers”) and shall assume all liability, if any, for all outstanding Vouchers as of the Closing Date regardless of any purported expiration, and (b) receive a credit against the Purchase Price payable at Closing equal to eighty percent (80%) (or one hundred percent (100%) of the rack rate if no face value is given) of those Vouchers set forth on Schedule G attached to this Agreement and incorporated herein by this reference, as updated as of the Closing Date.

12.         Utility and Other Deposits. At Closing, to the extent to which Purchaser is entitled to receive the benefit thereof, Seller shall receive a credit for all refundable cash or other deposits posted with utility companies serving the Property or any governmental agencies or authorities or posted pursuant to any Operating Agreement, or, at Seller’s option, Seller shall be entitled to receive and retain such refundable cash and deposits.

13.         Final Statement; Post-Closing Adjustments. Except for prorations of Taxes, which shall be adjusted within fifteen (15) business days of receipt of the Tax bill if such Taxes were not prorated at Closing, Purchaser and Seller shall make a one-time post-Closing adjustment of any item of income and expense subject to adjustment as provided above which was either incomplete or incorrect (whether as a result of an error in calculation or a lack of complete and accurate information) as of the Closing. Purchaser will prepare and deliver to Seller for its review and approval a statement of prorations (the “Final Statement”) within one hundred twenty (120) days following the Closing Date, and the party in whose favor the original incorrect adjustment or error was made (“Adjusting Party”) shall pay to the other party (“Requesting Party”) the sum necessary to correct such prior incorrect adjustment or error within thirty (30) days after delivery of the Final Statement, at which point the pro-rations shall be final, the Final Statement shall be deemed complete, and no further adjustment to the prorations or the Purchase Price shall be made (except for adjustments for real estate taxes as provided above).

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14.         Resolution of Disputes. In the case of a proration dispute, the parties shall attempt to resolve such dispute, but if for any reason such dispute is not resolved by the date that is thirty (30) days after the delivery of the original notice of the claimed adjustment by Purchaser or Seller, but not to exceed one hundred fifty (150) days after Closing, then the parties shall submit such dispute to a nationally-recognized accounting firm reasonably acceptable to Purchaser and Seller (“Outside Accountants”), and the determination of the Outside Accountants, which shall be made within a period of fifteen (15) days after such submittal by the parties, shall be conclusive. The fees and expenses of the Outside Accountants shall be paid equally by Purchaser and Seller. At such time as the amount of any adjustment or dispute shall be determined (either by agreement or by determination of the Outside Accountants), any amount that shall be payable by the Requesting Party to the Adjusting Party as a result of such adjustment or determination shall be paid within ten (10) business days after the date on which such agreement or determination shall have been made.

15.         The provisions of this Exhibit G shall survive Closing.

G-6

Exhibit H

CONSENT OF VENDOR TO ASSIGNMENT AND ASSUMPTION

This Consent of Vendor to Assignment and Assumption (this “Consent”) is made this __ day of _______, 20___, with reference to the following Recitals:

A.          Pursuant to that certain _____________________ (the “Purchase Agreement”) by and between __________________ (“Seller”) and _____________________ (“Purchaser”), Seller shall convey to Purchaser the real property commonly known as _____________________ (the “Property”) on or about ________________.

B.           In connection with the foregoing conveyance, Seller shall assign to Purchaser, and Purchaser shall assume (the “Assignment and Assumption”), from and after the date of such conveyance or the date of this Consent (whichever is later), all of Seller’s right, title, and interest in and to the warranties, guaranties and/or indemnitees for the benefit of the Indemnitee (the “Warranties”) under that certain ________________ dated _______________ (the “Vendor Agreement”) by and between [Seller] [Full entity name of Seller Affiliate] (the “Indemnitee”) and _________________________ (the “Company”), which exist or may hereafter exist under the Vendor Agreement and any plans, specifications or work product developed under such Vendor Agreement (collectively, “Work Product”).

C.           Seller wishes to obtain the consent to the Assignment and Assumption from the Company.

CONSENT

The Company hereby (i) consents to and accepts the Assignment and Assumption, (ii) acknowledges and agrees that Purchaser shall not be responsible for any obligation or liability of Indemnitee under the Vendor Agreement, and (iii) acknowledges and agrees to the transfer of the Warranties and Work Product to Purchaser. The Company acknowledges and agrees that any and all notices to be given to the Indemnitee under the Vendor Agreement shall hereafter be given to Purchaser at:

Email:
Phone:

H-1

Consented and Agreed
as of the date set forth below:

,
a

By:
Name:
Title:
Date:

H-2

Exhibit I

FORM OF TENANT ESTOPPEL

[Purchaser]

Attn:
Re:	[Describe Leased Premises]

Ladies and Gentlemen:

You are hereby advised that the undersigned is the Tenant and present occupant of a portion of those certain premises comprising real property and improvements thereon known as _____________, in the City of ___________, State of ___________ (the “Premises”). The Premises are commonly known as __________________________________. The undersigned hereby certifies:

1.           The Premises are leased under the provisions of a lease agreement dated __________, ____ between Tenant and ___________________ (“Landlord”). The lease agreement is valid and in full force and effect and has not been modified except by document(s) dated __________; true, complete and correct copy(ies) of the Lease and all such amendments are attached hereto, and the same contain all of the understandings and agreements between Landlord and Tenant (herein collectively referred to as the “Lease”). Tenant’s leased Premises contain _________ rentable square feet.

2.           The commencement date of the term of the Lease is ________, ____, and the expiration date is __________, 20__; and the undersigned’s obligation to pay rent has commenced.

3.           The Lease provides for an option to renew the Lease term as follows: _________________________________________________________________, at a rental rate of $__________.

4.           The Lease provides for rent payable as follows:

(a)          Current minimum fixed monthly rent: $__________ with future escalations as follows: _________________________________________________________ ___________________________________________________________________________.

(b)          No rent has been paid by Tenant in advance under the Lease except for the minimum monthly rent that became due for the current month. The minimum rent has been paid through __________, 20__.

(c)          The Lease provides for the Tenant to pay ___% of property operating expenses including but not limited to insurance and real property taxes.

(d)          No free rent periods or other concessions of any kind or nature have been granted to Tenant under the Lease.

5.          The Lease contains no first right of refusal, right of first offer, option to expand, option to terminate, or exclusive business or use rights, except as follows: ___________ ________________________________________________________________________________________________

_______________________________________________________________________________________________.

6.           The Lease contains no options to purchase or right of first offer, right of first refusal, right of first negotiation or any other preferential right to purchase all or any part of the Premises or all or any part of the building or project of which the Premises are a part.

7.           Landlord is holding a security deposit of $__________ and, to Tenant’s knowledge, no portion thereof has been applied by Landlord.

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8.           The improvements and space required to be furnished according to the Lease have been duly delivered by the Landlord and accepted by the Tenant. Landlord’s obligations to pay for or construct tenant improvements or common area, if any, have been satisfied in full.

9.           The undersigned has no rights of setoffs or defenses against Landlord or any rents payable under the Lease, nor does the undersigned assert or allege any claim against the Landlord for any failure of performance of any of the terms of said Lease. There are no defaults by Landlord, including, without limitation, defaults relating to the design, construction, condition and tenant uses of the Premises or the building or project of which the Premises are a part. Tenant knows of no event or condition which, with the passage of time, the giving of notice, or both, would constitute a default by Landlord under the Lease. Tenant is not in default under the Lease and no events or conditions exist which, with the passage of time or giving of notice or both, would constitute a default by Tenant under the Lease.

10.         The undersigned has not entered into any sublease, assignment or any other agreement transferring any of its interest in the Lease or the Premises except as follows: _______________________________________________________________________________________________

_____________________________________________________________________________.

11.         Tenant has not filed (and does not currently intend to file) any form of bankruptcy petition and Tenant is not subject to any bankruptcy, insolvency, creditors’ rights or similar proceeding in any federal, state or other court or jurisdiction. Tenant is not insolvent.

12.         Tenant has not generated, used, stored, spilled, disposed or released any Hazardous Substances at, on or in the Premises or any other portion of the building or project of which the Premises is a part in violation of any applicable law. “Hazardous Substances” means any flammable, explosive, toxic, carcinogenic, mutagenic or corrosive substance, material, chemical or waste, including, but not limited to, any substance, chemical, waste or other material which is listed, defined or otherwise identified as “hazardous” or “toxic” under any federal, state, local or administrative agency, ordinance, law, ruling, regulation or decision including, without limitation, formaldehyde, urea, polychlorinated biphenyls, petroleum, petroleum products or byproducts, crude oil, natural gas, methane, liquefied natural gas, synthetic gas usable for fuel or mixture thereof, radon, asbestos, solvents or any nuclear substances or materials.

The undersigned makes this statement for your benefit and protection with the understanding that you (and any assignee of your right to purchase the above-described Premises) and any lender making a loan secured by such Premises intend to rely upon this statement in connection with your intended purchase of such Premises from Landlord. The undersigned agrees that it will, upon receipt of written notice from Landlord, commence to pay all rents to you (or your assignee) or to any agent acting on behalf of you (or your assignee).

Dated: __________, 20__

“TENANT”

(Signature)

(Title)
[Insert Address]

I-2

Exhibit J

NOTICE TO TENANT

_______________, 20__

Re:	Your lease (the “Lease”) of space in the hotel known as __________________ located at ___________________, _________ (the “Property”)

Ladies and Gentlemen:

You are hereby notified that __________ (the “Owner”), as owner of the Property and the current owner of the landlord’s interest under the Lease, has sold the Property to __________________________ (“Purchaser”) as of the date of this Tenant Notice Letter set forth above, and in connection with such sale Owner has assigned and transferred its interest in the Lease and any and all security deposits thereunder or relating thereto to Purchaser, and Purchaser has assumed and agreed to perform all of the landlord’s obligations under the Lease (including any obligations set forth in the Lease to repay or account for any security deposits thereunder) which first arise or accrue from and after the date set forth above. Accordingly, (a) all of your obligations under the Lease from and after the date of this Tenant Notice Letter (including your obligations to pay rent and fulfill your insurance requirements) shall be performable to and for the benefit of Purchaser, its successors and assigns and (b) all of the obligations of the landlord under the Lease (including any obligations to repay or account for any security deposits thereunder) which first arise or accrue from and after the date of this Tenant Notice Letter shall be the binding obligations of Purchaser and its successors and assigns.

The address of Purchaser for all purposes under the Lease (including the payments of rentals, the recoupment of any security deposits and the giving of any notices provided for in the Lease) is:

Facsimile No.
Telephone No.

Very truly yours,	[INSERT SELLER SIGNATURE BLOCK]

J-1

Schedule 5.1(m)

BOOKINGS

Schedule G

VOUCHERS